Exhibit 10.1

Execution Version

SENIOR SECURED SUPER-PRIORITY

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of April 26, 2017 among

ADEPTUS HEALTH, INC.,
as the Borrower,

FIRST CHOICE ER, LLC,

ADEPTUS HEALTH LLC,

and

CERTAIN OF ITS SUBSIDIARIES PARTY HERETO,
as the Guarantors,

DEERFIELD MANAGEMENT COMPANY, L.P.,
as Administrative Agent,

and

THE LENDERS PARTY HERETO

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1

1.1	Defined Terms	1
1.2	Other Interpretive Provisions	25
1.3	Accounting Terms	26
1.4	Rounding	26
1.5	Times of Day; Rates	27

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS		27

2.1	Loans	27
2.2	Borrowings, Conversions and Continuations of Loans	27
2.3	Administrative Priority	28
2.4	[Reserved]	28
2.5	Prepayments	28
2.6	[Reserved]	29
2.7	Repayment of Loans	29
2.8	Interest	29
2.9	Additional Consideration	30
2.10	Computation of Interest	30
2.11	Evidence of Debt	30
2.12	Payments Generally; Administrative Agent’s Claw back	30
2.13	Sharing of Payments by Lenders	31
2.14	Certain Bankruptcy Matters	32

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		33

3.1	Taxes	33
3.2	[Reserved]	37
3.3	[Reserved]	37
3.4	Increased Costs	37
3.5	[Reserved]	38
3.6	[Reserved]	38
3.7	Survival	38

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		39

4.1	Conditions to Initial Credit Extension	39
4.2	Conditions of Credit Extension	41

ARTICLE V REPRESENTATIONS AND WARRANTIES		42

5.1	Existence, Qualification and Power	42
5.2	Authorization; No Contravention	42
5.3	Governmental Authorization; Other Consents	43
5.4	Binding Effect	43
5.5	Financial Statements; No Material Adverse Effect; Budget	43
5.6	Litigation	44
5.7	No Default	44

i

5.8	Ownership of Property	44
5.9	Environmental Compliance	44
5.10	Insurance	45
5.11	Taxes	45
5.12	ERISA Compliance	45
5.13	Subsidiaries and Joint Ventures	46
5.14	Margin Regulations; Investment Company Act	46
5.15	Disclosure	46
5.16	Compliance with Laws	47
5.17	Intellectual Property; Licenses, Etc.	47
5.18	Capitalization	47
5.19	Perfection of Security Interests in the Collateral	47
5.20	Taxpayer Identification Number	48
5.21	OFAC	48
5.22	Anti-Corruption Laws	48
5.23	EEA Financial Institution	48
5.24	Administrative Priority; Lien Priority	48
5.25	Appointment of Trustee or Examiner; Liquidation	49

ARTICLE VI AFFIRMATIVE COVENANTS		49

6.1	Financial Statements	49
6.2	Certificates; Other Information	50
6.3	Notices	52
6.4	Payment of Taxes	52
6.5	Preservation of Existence, Etc.	52
6.6	Maintenance of Properties	53
6.7	Maintenance of Insurance	53
6.8	Compliance with Laws	53
6.9	Books and Records	53
6.10	Inspection Rights	54
6.11	Use of Proceeds	54
6.12	ERISA Compliance	54
6.13	Additional Guarantors	54
6.14	Pledged Assets	54
6.15	Maintenance of Depository Relationship	56
6.16	Anti-Corruption Laws and Sanctions	56
6.17	Account Control Agreements	56
6.18	Post-Closing Items	56
6.19	Liquidity Consultant	56
6.20	Further Assurances	57

ARTICLE VII NEGATIVE COVENANTS		57

7.1	Liens	57
7.2	Investments	59
7.3	Indebtedness	60
7.4	Fundamental Changes	61
7.5	Dispositions	61
7.6	Restricted Payments	61
7.7	Change in Nature of Business	61

7.8	Transactions with Affiliates	62
7.9	Burdensome Agreements	62
7.10	Use of Proceeds	62
7.11	[Reserved]	62
7.12	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity	62
7.13	Sanctions	63
7.14	Anti-Corruption Laws	63
7.15	MPT Documents and Transactions	63
7.16	Permitted Activities of the Borrower and Holdings	63
7.17	No Investment Company	64
7.18	Use of Property; Post-Filing Pleadings	64
7.19	Bankruptcy Court Orders; Administrative Priority; Lien Priority; Payment of Claims	64

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		64

8.1	Events of Default	64
8.2	Remedies Upon Event of Default	68
8.3	Application of Funds	69

ARTICLE IX ADMINISTRATIVE AGENT		70

9.1	Appointment and Authority	70
9.2	Rights as a Lender	70
9.3	Exculpatory Provisions	71
9.4	Reliance by Administrative Agent	71
9.5	Delegation of Duties	72
9.6	Resignation of Administrative Agent	72
9.7	Non-Reliance on Administrative Agent and Other Lenders	73
9.8	[Reserved]	73
9.9	Administrative Agent May File Proofs of Claim; Credit Bidding	73
9.10	Collateral and Guaranty Matters	74

ARTICLE X GUARANTY		75

10.1	The Guaranty	75
10.2	Obligations Unconditional	75
10.3	Reinstatement	76
10.4	Certain Additional Waivers	76
10.5	Remedies	76
10.6	Rights of Contribution	77
10.7	Guarantee of Payment; Continuing Guarantee	78
10.8	Limitation of Liability	78

ARTICLE XI MISCELLANEOUS		78

11.1	Amendments, Etc.	78
11.2	Notices; Effectiveness; Electronic Communications	80
11.3	No Waiver; Cumulative Remedies; Enforcement	81
11.4	Expenses; Indemnity; Damage Waiver	82

11.5	Payments Set Aside	83
11.6	Successors and Assigns	83
11.7	Treatment of Certain Information; Confidentiality	86
11.8	Rights of Setoff	87
11.9	Interest Rate Limitation	87
11.10	Counterparts; Integration; Effectiveness	88
11.11	Survival of Representations and Warranties	88
11.12	Severability	88
11.13	Parties Including Trustees; Bankruptcy Court Proceedings	89
11.14	Governing Law; Jurisdiction; Etc.	89
11.15	Waiver of Jury Trial	90
11.16	No Advisory or Fiduciary Responsibility	90
11.17	Electronic Execution of Assignments and Certain Other Documents	91
11.18	Exclusion from Representations and Warranties and Covenants	91
11.19	USA PATRIOT Act Notice	91
11.20	Subordination of Intercompany Indebtedness	92
11.21	ENTIRE AGREEMENT	92
11.22	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	92

SCHEDULES

1.1(a)	Budget
1.1(b)	Operators of Excluded MPT Facilities
2.1	Commitments and Applicable Percentages
6.18	Post-Closing Items
11.2	Certain Addresses for Notices

EXHIBITS

1.1(a)	Form of Closing Checklist
1.1(b)	Form of Interim Bankruptcy Court Order
2.2	Form of Loan Notice
2.5	Notice of Loan Prepayment
2.11	Form of Note
3.1	Forms of U.S. Tax Compliance Certificates
6.2	Form of Compliance Certificate
6.13	Form of Joinder Agreement
11.6-1	Form of Assignment and Assumption
11.6-2	Form of Administrative Questionnaire

SENIOR SECURED SUPER-PRIORITY

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

This SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT is entered into as of April 26, 2017 among ADEPTUS HEALTH INC., a Delaware corporation (the “Borrower”), ADEPTUS HEALTH LLC, a Delaware limited liability company (“Holdings”), FIRST CHOICE ER, LLC, a Texas limited liability company (“First Choice”), the other Guarantors (defined herein), the Lenders (defined herein) and DEERFIELD MANAGEMENT COMPANY, L.P., a Delaware limited partnership (together with its Affiliates, “Deerfield”), as Administrative Agent.

On April 19, 2017 (the “Petition Date”), the Borrower and the Guarantors commenced chapter 11 cases administratively consolidated as Chapter 11 Case No. 17-31432 (collectively, the “Chapter 11 Case”) by filing separate voluntary petitions for reorganization pursuant to chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Northern District of Texas Dallas Division (the “Bankruptcy Court”).  The Borrower and the Guarantors have moved the Bankruptcy Court to order the joint administration of the Chapter 11 Case.  The Borrower and the Guarantors continue to operate their businesses and manage their properties as debtors and debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.

The Borrower has requested that the Lenders provide a senior secured, super-priority debtor-in-possession credit facility in an aggregate principal amount not to exceed Forty-Five Million Dollars ($45,000,000), all on a post-petition basis and on the terms and conditions set forth herein; and

The Lenders are willing to provide such financing only if, among other things, (a) all of the Obligations hereunder and under the other Loan Documents (i) constitute an allowed super-priority, administrative expense claim in the Chapter 11 Case pursuant to section 365(c)(1) of the Bankruptcy Code, as more particularly set forth herein and in the Bankruptcy Court Orders; and (ii) are secured by valid, perfected Liens on the Collateral to the extent set forth herein, in the other Loan Documents and in the Bankruptcy Court Orders; and (b) the financing contemplated hereunder and the Loan Documents is authorized and approved by the Bankruptcy Court Orders to be entered by the Bankruptcy Court, and such Bankruptcy Court Orders are acceptable in form and substance to the Administrative Agent and the Lenders in their sole discretion.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.1                               Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or any substantial portion of the property of, or a line of business or division of, another Person or (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person.

“Additional Loan Party” has the meaning specified in Schedule 6.18.

“Adeptus JV Lessee” means a direct or indirect Subsidiary of Holdings that enters a master lease agreement with a MPT JV Lessor related to an Excluded MPT Facility.

“Adeptus JV Operator” means a Person which subleases, manages and operates an Excluded MPT Facility pursuant to a master sublease with an Adeptus JV Lessee.

“Administrative Agent” means Deerfield Management Company, L.P., a Delaware limited partnership, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.2 or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit 11.6-2.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Senior Secured Super-Priority Debtor-in-Possession Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Bankruptcy Court Order” means (a) from the Interim Bankruptcy Court Order Entry Date until the Final Bankruptcy Court Order Entry Date, the Interim Bankruptcy Court Order, and (b) from and after the Final Bankruptcy Court Order Entry Date, the Final Bankruptcy Court Order.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of the Loans held by such Lender at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Assumption or other documentation pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means 10.0% per annum.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and any assignee of such Lender in accordance with the provisions of Section 11.6(b) in substantially the form of Exhibit 11.6-1.

“Attributable Indebtedness” means, with respect to any Person on any date, (a) in respect of any capital lease, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease, (c) in respect of any Securitization Transaction, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease. In no event shall Attributable Indebtedness include operating leases or any leases that would have been accounted for as operating leases under GAAP on the Closing Date, but because of changes in GAAP following the Closing Date, are accounted for as capital leases.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2015, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, including the notes thereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

“Bankruptcy Court” has the meaning specified therefor in the recitals hereto.

“Bankruptcy Court Order Period” means the period of time (a) commencing on the date that is two weeks after the later of (i) the date when the Bankruptcy Court enters the Interim Bankruptcy Court Order and (ii) the date that the Interim Bankruptcy Court Order Entry Date Term Loan is made and (b) ending on the date that is one Business Day before the earliest of the (i) the 28th day after the Petition Date, unless the Final Bankruptcy Court Order has been entered into by the Bankruptcy Court on or prior to such date, (ii) the date that the Chapter 11 Case is terminated or otherwise ended, and (iii) Maturity Date.

“Bankruptcy Court Order Period Cap” means $45,000,000.

“Bankruptcy Court Orders” means the Interim Bankruptcy Court Order and the Final Bankruptcy Court Order.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.2.

“Borrowing” means a borrowing consisting of simultaneous Loans.

“Budget” means the budget for the Loan Parties covering the thirteen-week period commencing on the Petition Date on a weekly basis, which budget shall include, at a minimum, detailed line-items setting forth the Loan Parties’ accounts payable, substantially in the form of the Budget attached hereto as Schedule 1.1(a) and otherwise being in the form required by the Interim Bankruptcy Court Order and in form acceptable to the Administrative Agent in its sole discretion.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“Change in Law” means the occurrence, after the Closing Date, of any of the following:  (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)                                 any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Voting Stock of the Borrower representing 35% or more of the combined voting power of all Voting Stock of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)                                 during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose appointment, election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose appointment, election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such appointment, election or nomination at least a majority of that board or equivalent governing body; or

(c)                                  the Borrower fails to own and control, directly or indirectly, (i) 100% of the Equity Interests of Holdings owned by the Borrower on the Closing Date and (ii) Voting Stock of the Borrower representing 100% of the combined voting power of all Voting Stock of the Borrower on a fully diluted basis; or

(d)                                 Holdings fails to own and control, directly or indirectly, 100% of the Equity Interests of First Choice; or

(e)                                  a “change of control” (or similar term) under the Prepetition Debt Documents, MPT Documents or MPT JV Documents occurs; or

(f)                                   the current chief restructuring advisor of the Borrower shall cease to be involved in the day to day operations and management of the business of the Borrower, and a successor acceptable to the Administrative Agent and the Lenders in their sole discretion is not appointed on terms acceptable to the Administrative Agent and the Lenders in their sole discretion within 30 days of such cessation of involvement.

“Chapter 11 Case” has the meaning specified therefor in the recitals hereto.

“Closing Checklist” means that certain Closing Checklist attached as Exhibit 1.1(a) hereto.

“Closing Date” means the date hereof.

“Collateral” means a collective reference to all property with respect to which Liens in favor of the Administrative Agent, for the benefit of itself and the Secured Parties, are purported to be granted pursuant to and in accordance with the terms of the Loan Documents and the Bankruptcy Court Orders.

“Collateral Documents” means a collective reference to the Security Agreement, the Mortgages, any intellectual property security agreements or notices and other security documents as may be executed and delivered by any Loan Party pursuant to the terms of Section 6.14 or any of the Loan Documents.

“Commitment” means, as to each Lender, the Loan Commitment of such Lender.  The Commitment of each Lender shall be automatically and permanently reduced without further action on a dollar for dollar basis by the aggregate principal amount of Loans advanced under this Agreement by such Lender from time to time.  Once repaid, Loans may not be re-borrowed.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Common Stock” means the Class A common stock, $0.01 par value per share, of the Borrower.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 6.2.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of, without duplication, (a) Consolidated Net Income for such period; plus (b) the following to the extent deducted in calculating such Consolidated Net Income:  (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes for such period, (iii) depreciation and amortization expense for such period, (iv) fees and expenses incurred in connection with this Agreement and the other Loan Documents provided that such fees and expenses are incurred within 90 days after the Closing Date; and (v) non-cash charges and losses (excluding any such non-cash charges or losses to the extent (A) there were cash charges with respect to such charges and losses in past accounting periods, (B) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods or (C) such charges or losses relate to the write-down of current assets; plus (c) with respect to each Specified Joint Venture, the amount equal to depreciation and amortization expense of such Specified Joint Venture multiplied by the percentage of the income of such Specified Joint Venture included in the equity in earnings (loss) of such Specified Joint Venture on the Borrower’s consolidated statement of operations; minus (d) the following to the extent included in calculating such Consolidated Net Income:  (i) non-cash gains (excluding any such non-cash gains to the extent (A) there were cash gains with respect to such gains in past accounting periods or (B) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods).

“Consolidated Interest Charges” means, for any period for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense with respect to such period under capital leases that is treated as interest in accordance with GAAP plus (c) the implied interest component of Synthetic Lease Obligations with respect to such period.

“Consolidated Net Income” means, for any period for the Borrower and its Subsidiaries on a consolidated basis, net income (or loss) for such period plus, to the extent deducted in calculating such net income, minority interest expense attributable to the non-voting class B shares in Holdings held by Persons other than the Borrower; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such period, (b) the net income (or loss) of any Subsidiary for such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such period and (c) any income (or loss) for such period of any Person that is not a Wholly Owned Subsidiary (other than a Specified Joint Venture), other than the aggregate amount of cash actually distributed by such Person during such period to Holdings, First Choice or a Wholly Owned Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Wholly Owned Subsidiary, such Subsidiary is not precluded from further distributing such amount to Holdings, First Choice or another Wholly Owned Subsidiary as described in clause (b) of this proviso).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Credit Extension” means a Borrowing.

“CRO” has the meaning specified in Section 6.19.

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 7.3.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Deerfield” has the meaning specified in the introductory paragraph hereto.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“DIP Superpriority Claim” means the allowed superpriority administrative expense claim granted to the Secured Parties in the Chapter 11 Case pursuant to Section 364(c)(1) of the Bankruptcy Code for all of the Obligations with priority over any and all administrative expense claims and unsecured claims against the Loan Parties or their estates in any of the Chapter 11 Case, at any time existing or arising, of any kind or nature whatsoever, including administrative expenses of the kinds specified in or ordered pursuant to Sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 507(a), 507(b), 546(c), 546(d), 726 (to the extent permitted by law), 1113, and 1114 of the Bankruptcy Code, and any other provision of the Bankruptcy Code, which shall at all times be senior to the rights of the Loan Parties and their estates, and any successor trustee or other estate representative.

“Disclosure Schedule Side Letter” means the Disclosure Schedule Side Letter dated as of the Closing Date executed by the Loan Parties in favor of the Administrative Agent and the Lenders.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Loan Party or any Subsidiary, including any Sale and Leaseback Transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any Recovery Event.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of any state of the United States or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Enforcement Transfer” has the meaning specified in Section 6.14.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA, (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded MPT Facility” means, whether one or more, any free standing emergency medical care, urgent care or hospital facility that is constructed or developed as part of the master funding and development in effect as of the Petition Date and operated by UCHealth Colorado Springs Hospital, LLC or UCHealth Broomfiled Hospital, LLC, each a Colorado limited liability company, AGH Laveen LLC, an Arizona limited liability company, another Adeptus JV Operator, or any of their respective direct or indirect Subsidiaries.  As of the Closing Date, all of the operators of all of the Excluded MPT Facilities are listed on Schedule 1.1(b).

“Excluded Property” means, with respect to any Loan Party, (a) the Equity Interests of any direct Foreign Subsidiary of any Loan Party to the extent not required to be pledged to secure the Obligations pursuant to Section 6.14(a), and (b) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent to use trademark applications under applicable federal law, provided that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral.

“Excluded Subsidiary” means, as of any date of determination, (a) [reserved], (b) any Subsidiary that is then prohibited by applicable Law from becoming a Guarantor, (c) any Subsidiary that is then required to obtain the consent of any Governmental Authority prior to becoming a Guarantor and such consent has not been obtained after the use of commercially reasonable efforts by such Subsidiary to obtain such consent or (d) any Subsidiary that is a Joint Venture if such Subsidiary is not then permitted to become a Guarantor under the Organization Documents of such Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.1(a)(ii), 3.1(a)(iii) or 3.1(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.1(e) other than as a result of a change in Law occurring subsequent to the date such Recipient became a party to this Agreement, and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Facility Termination Date” means the date as of which all of the following are satisfied:  (a) all Obligations have been paid in full (other than contingent indemnification obligations) in cash in accordance with the terms of this Agreement and the other Loan Documents, (b) all obligations or requirements of any Secured Party to extend credit under any Loan Document have been terminated and (c) all Loan Documents have terminated in accordance with their terms.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Flow Through Entity” has the meaning specified in the definition of “Flow Through Entity”.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to a financial institution selected by the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Final Bankruptcy Court Order” means the final order entered on the docket of the Bankruptcy Court with respect to the Loan Parties and the Chapter 11 Case, substantially in the form of the Interim Bankruptcy Court Order and acceptable to the Administrative Agent in its sole discretion, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of the Administrative Agent and the Required Lenders, which order shall not have been vacated, reversed or stayed.

“Final Bankruptcy Court Order Entry Date” means the date on which the Final Bankruptcy Court Order shall have been entered by the Bankruptcy Court.

“First Choice” has the meaning specified in the introductory paragraph hereto.

“Flow Through Entity” means an entity that (a) for federal income tax purposes constitutes (i) a “partnership” (within the meaning the Internal Revenue Code) other than a “publicly traded partnership” (as defined in Section 7704 of the Internal Revenue Code) treated as a corporation under Section 7704(a)

of the Internal Revenue Code, or (ii) any other business entity that is disregarded as an entity separate from its owners for U.S. federal income tax purposes (each of the entities described in the preceding clauses (i) and (ii), a “Federal Flow Through Entity”), and (b) for state and local jurisdictions is subject to treatment on a basis under applicable state or local income tax law substantially similar to a Federal Flow Through Entity.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra- national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) First Choice, (b) Holdings, (c) each other Domestic Subsidiary of Holdings identified as a “Guarantor” on the signature pages hereto, (d) each Person that joins as a Guarantor pursuant to Section 6.13 or otherwise, and (e) the successors and permitted assigns of the foregoing.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the other holders of the Obligations pursuant to Article X.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” has the meaning specified in the introductory paragraph hereto.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                 all obligations for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)                                  the Swap Termination Value of any Swap Contract;

(d)                                 all obligations to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)                                  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)                                   all Attributable Indebtedness;

(g)                                  all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date or Term in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)                                 all Guarantees of such Person in respect of any of the foregoing; and

(i)                                     all Indebtedness of the types referred to in clauses (a) through (h) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

In no event shall Indebtedness include operating leases or any leases that would have been accounted for as operating leases under GAAP on the Closing Date, but because of changes in GAAP following the Closing Date, are accounted for as capital leases.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.4(b).

“Information” has the meaning specified in Section 11.7.

“Interest Payment Date” means the last Business Day of each March, June, September and December and the Maturity Date.

“Interim Bankruptcy Court Order” means the order of the Bankruptcy Court as entered on the docket of the Bankruptcy Court with respect to the Loan Parties and the Chapter 11 Case substantially in the form of Exhibit 1.1(b) hereto, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of the Administrative Agent and the Required Lenders.

“Interim Bankruptcy Court Order Entry Date” means the date on which the Interim Bankruptcy Court Order shall have been entered by the Bankruptcy Court.

“Interim Bankruptcy Court Order Entry Date Term Loan” has the meaning specified in Section 2.1(a).

“Interim Bankruptcy Court Order Entry Date Term Loan Amount” means $6,000,000.

“Interim Bankruptcy Court Order Period” means the period of time from the time at which the Bankruptcy Court enters the Interim Bankruptcy Court Order until the time at which the Bankruptcy Court enters the Final Bankruptcy Court Order.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (provided that Investment includes amounts shown on the Borrower’s consolidated statements of cash flows as investments in unconsolidated joint ventures, but shall not include amounts paid prior to or subsequent to the Petition Date by First Choice and its Subsidiaries in its role as manager to fund the daily operations of its partnerships and joint ventures), or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 6.13 executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 6.13 or any other documents as the Administrative Agent shall deem appropriate for such purpose.

“Joint Venture” means any Person in which Holdings or any Subsidiary owns Equity Interests other than any Wholly Owned Subsidiary; provided that at any time that a Wholly Owned Subsidiary is a Prohibited Subsidiary, such Subsidiary shall be deemed to be a Joint Venture and not a Wholly Owned Subsidiary.

“JV Documents” means, with respect to any Joint Venture, the Organization Documents of such Joint Venture and all other applicable shareholder agreement, joint venture agreements and other agreements binding on such Joint Venture or the holders of the Equity Interests in such Joint Venture.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and their successors and assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such affiliate.  Unless the context otherwise requires each references to a Lender shall include its applicable Lending Office.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II from time to time, including the Interim Bankruptcy Court Order Entry Date Term Loan and the term loans mentioned in Section 2.1(b).

“Loan Commitment” means, as to each Lender, its obligation to make its portion of the Loans to the Borrower pursuant to Section 2.1(a) and Section 2.1(b), in the principal amount set forth opposite such Lender’s name on Schedule 2.1.  The aggregate principal amount of the Loan Commitments of all of the Lenders as in effect on the Closing Date is $45,000,000.

“Loan Documents” means this Agreement, each Note, each Joinder Agreement, the Collateral Documents and each other agreement, instrument or document related to this Agreement or any transaction contemplated hereby or thereby.

“Loan Notice” means a notice of a Borrowing of the Loans pursuant to Section 2.2(a), which shall be substantially in the form of Exhibit 2.2 or such other form as may be approved by the Administrative Agent (including any form on an electronic transmission system as shall be approved by the Administrative Agent) appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Loan Parties and their Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.  Notwithstanding anything herein to the contrary, the act of filing the Chapter 11 Case shall not in and of itself constitute a Material Adverse Effect.

“Maturity Date” means the date which is the earliest of (a) the last day of the Term, (b) the date of the substantial consummation (as defined in Section 1101(2) of the Bankruptcy Code) of a plan of reorganization in the Chapter 11 Case that has been confirmed by an order of the Bankruptcy Court, (c) the date of a sale of all or substantially all of the assets of the Loan Parties, (d) the conversion of the Chapter 11 Case to a proceeding under Chapter 7 of the Bankruptcy Code,  (e) an order is entered by the Bankruptcy Court dismissing the Chapter 11 Case, which does not contain a provision for termination of this Agreement and the Commitments and payment in full of the Obligations hereunder and under the other Loan Documents and the occurrence of the Facility Termination Date prior to such dismissal and (f) such earlier date on which all Loans and other Obligations for the payment of money shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents (including pursuant to any acceleration of any Loans or Obligations upon the occurrence of an Event of Default); provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in the fee interests of any Loan Party in any real property.

“MPT” means (a) MPT Operating Partnership, L.P., a Delaware limited partnership, (b) each of its Affiliates that is party to an MPT Document and (c) each of their respective successors.

“MPT Claim” means the “Obligations” as defined in the MPT Security Agreement.

“MPT Cost Overrun Guaranty” means the Cost Overrun Guaranties executed and delivered by First Choice and Holdings pursuant to (a) the master funding agreements in effect on the Petition Date and (b) any master funding agreement entered into after the Petition Date provided such Cost Overrun Guaranties are in substantially the form as the Cost Overrun Guaranties required by the master funding agreements in effect on the Petition Date.

“MPT Documents” means each master lease, each master funding agreement, each security agreement, each guaranty agreement and all other documents, agreements and instruments entered into between Holdings or any Subsidiary and MPT relating to an MPT Facility.

“MPT Facility” means each existing and future free-standing emergency medical care or hospital facility that is subject to any MPT Document (including any Excluded MPT Facility).

“MPT Facility Permits” means all “Licenses,” “Participation Agreements” and “Operating Agreements,” in each case relating solely to an MPT Facility, as such terms are defined in the MPT Security Agreements.

“MPT Group” means the MPT Operators and the Subsidiaries of Holdings (other than First Choice) that own (directly or indirectly through Subsidiaries) Equity Interests in one or more MPT Operators.

“MPT JV Claim” means the portion of the MPT Claim relating to a particular Excluded MPT Facility.

“MPT JV Documents” means each master lease, each security agreement, each guaranty agreement and other documents, agreements and instruments entered into between the lessee party thereto and MPT related to an Excluded MPT Facility.

“MPT JV Lessor” means any Affiliate of MPT Operating Partnership, L.P., a Delaware limited partnership, that has entered or enters into a MPT JV Master Lease relating to an Excluded MPT Facility.

“MPT JV Master Lease” means a master lease entered into between a MPT JV Lessor and an Adeptus JV Lessee related to an Excluded MPT Facility that has been or will be developed pursuant to a master funding and development agreement in effect as of the Petition Date.

“MPT JV Master Sublease” means a master sublease entered into between an Adeptus JV Lessee and an Adeptus JV Operator related to an Excluded MPT Facility that has been or will be developed pursuant to a master funding and development agreement in effect as of the Petition Date.

“MPT Letters of Credit” means one or more letters of credit issued at the request of First Choice or any other direct or indirect Subsidiary of Holdings in favor of MPT or MPT JV Lessors, as beneficiary, pursuant to the requirements of the project development agreements in effect as of the Petition Date with respect to any MPT Facility, any MPT Master Lease or any MPT JV Master Lease.

“MPT Master Lease” means each master lease between MPT and any MPT Operator that is in effect as of the Petition Date.

“MPT Operator” means any Subsidiary (other than First Choice) that manages and operates an MPT Facility.

“MPT Security Agreement” means, collectively, all security agreements executed by an MPT Operator or Adeptus JV Lessee to secure all or any portion of the MPT Claim.

“MPT Senior Collateral” means the following property and assets of all MPT Operators:

(a)                                 all interest as lessee under a MPT Master Lease, including any rights and options to purchase the Leased Property (as defined in the applicable MPT Master Lease);

(b)                                 all rights, title and interest in all funds deposited or to be deposited (and all interest accrued thereon) in those certain reserve or impound accounts as described in the applicable MPT Master Lease (except to the extent such reserves are funded with proceeds of the Collateral);

(c)                                  whether now owned or hereafter acquired, all machinery, equipment (including medical equipment whether or not affixed to the Leased Property), furniture, furnishings, tools, movable walls or partitions, computers, signage, trade fixtures and supplies;

(d)                                 all MPT Facility Permits;

(e)                                  all proceeds of any of the foregoing, including all proceeds of any insurance which may accrue to First Choice or the MPT Operators by reason of destruction of or damage to any such property or such Leased Property, together with all substitutions, renewals, replacements, proceeds, increases and profits therefrom; and

(f)                                   the MPT Letters of Credit (other than those MPT Letters of Credit securing a MPT JV Claim).

“MPT Senior JV Collateral” means the following property and assets of all Adeptus JV Lessees and Adeptus JV Operators:

(a)                                 all interest as lessee under any MPT JV Master Lease or any MPT JV Master Sublease to which it is a party, including any rights and options to purchase the Leased Property (as defined in the MPT JV Master Lease or MPT JV Master Sublease, as applicable);

(b)                                 all rights, title and interest in all funds deposited or to be deposited (and all interest accrued thereon) in those certain reserve or impound accounts as described in any MPT JV Master Lease or any MPT JV Master Sublease (except to the extent such reserves are funded with proceeds of the Collateral);

(c)                                  all proceeds of any of the foregoing, including all proceeds of any insurance which may accrue to First Choice, the Adeptus JV Lessees or the Adeptus JV Operators by reason of destruction of or damage to any such property or such Leased Property, together with all substitutions, renewals, replacements, proceeds, increases and profits therefrom; and

(d)                                 the MPT Letters of Credit securing any MPT JV Claim.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition, Debt Issuance or Recovery Event, net of (a) direct costs incurred in connection therewith (including legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof and (c) in the case of any Disposition or any Recovery Event, the amount necessary to retire any Indebtedness secured by a Permitted Lien on the related property; it being understood that “Net Cash Proceeds” shall include any cash or Cash

Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Disposition, Debt Issuance or Recovery Event. “Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.1 and (b) has been approved by the Required Lenders.

“Non-MPT Group” means Holdings and its Subsidiaries other than the MPT Group.

“Non-MPT Facility” means each existing and future free-standing emergency medical care or hospital facility that is (x) owned or leased by Holdings or any Subsidiary and (y) not an MPT Facility.

“Note” has the meaning specified in Section 2.11.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit 2.5 or such other form as may be approved by the Administrative Agent (including any form on an electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means with respect to the each Loan Party all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, and, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery,

performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Outstanding Amount” means with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date.

“Participant” has the meaning specified in Section 11.6(d).

“Participant Register” has the meaning specified in Section 11.6(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any Subsidiary permitted to exist at such time pursuant to the terms of Section 7.1.

“Permitted Transfers” means (a) Dispositions of inventory in the ordinary course of business; (b) Dispositions of property to the Borrower or any Subsidiary; provided that (i) such Disposition is permitted by the Bankruptcy Court Orders, (ii) if the transferor of such property is the Borrower then the transferee thereof must be the Borrower, (iii) if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party and (iv) if the transferor of such property is not an MPT Operator then the transferee must not be an MPT Operator or the transfer must be permitted by Section 7.16; (c) Dispositions of accounts receivable in connection with the collection or compromise thereof in accordance with the Bankruptcy Court Orders; (d) Dispositions of machinery and equipment and the abandonment of intellectual property no longer used or useful in the conduct of business of the Loan Parties and their Subsidiaries that are Disposed of in the ordinary course of business and in accordance with the Bankruptcy Court Orders; (e) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Loan Parties and their Subsidiaries, in each case, that are in accordance with the Bankruptcy Court Orders; (f) the sale or disposition of Cash Equivalents for fair market value and that are in accordance with the Bankruptcy Court Orders; and (g) Investments in Joint Ventures permitted under Section 7.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” has the meaning specified therefor in the recitals hereto.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Prepetition Credit Facility Agent” has the meaning assigned to such term in the definition of “Prepetition Credit Facility” herein.

“Prepetition Credit Facility” means that certain Credit Agreement, dated as of October 6, 2015, by and among First Choice ER, LLC, a Texas limited liability company, the other Persons party thereto from time to time as “Guarantors” (as defined therein), the Prepetition Lenders party thereto, and Deerfield Management Company, L.P., successor to Bank of America, N.A., in its capacity as Administrative Agent (as defined therein, in such capacity, the “Prepetition Credit Facility Agent”), as amended, restated, supplemented or otherwise modified on or prior to the Petition Date (to the extent such amendment, restatement, supplement or other modification has been delivered to the Administrative Agent and the Lenders prior to the Petition Date).

“Prepetition Credit Facility Debt” means the “Obligations” as defined in the Prepetition Credit Facility.

“Prepetition Debt Documents” means “Loan Documents” as defined in the Prepetition Credit Facility.

“Prepetition Lender” means any lender providing the Prepetition Credit Facility Debt under the Prepetition Credit Facility (including the “Lenders” (as defined in the Prepetition Credit Facility)).

“Prepetition Secured Parties” means the Prepetition Credit Facility Agent, the Prepetition Lenders and any other holder of any Prepetition Credit Facility Debt.

“Principal Market” means the New York Stock Exchange (or any successor thereto).

“Prohibited Subsidiary” means any Wholly Owned Subsidiary that is (a) then prohibited by applicable Texas Law from becoming a Guarantor or pledging substantially all of its property to secure the Obligations or (b) then required to obtain the consent of any Texas Governmental Authority prior to becoming a Guarantor or pledging substantially all of its property to secure the Obligations and such consent has not been obtained after the use of commercially reasonable efforts by such Subsidiary to obtain such consent.

“Purchase Right” means any purchase, call, put or similar right arising under a JV Document and held by a Person other than Holdings or any Subsidiary.

“Qualified Cash” means cash or Cash Equivalents of the Loan Parties that (a) are subject to a perfected Lien in favor of the Administrative Agent, (b) do not appear (or would not be required to appear) as “restricted” on a consolidated balance sheet of the Borrower and (c) are not subject to a Lien (other than Liens of the type described in Sections 7.1(a), (n) and (o)).

“Real Property Security Documents” means with respect to the fee interest of any Loan Party in any real property:

(a)                                 a fully executed and notarized Mortgage encumbering the fee interest of such Loan Party in such real property;

(b)                                 if requested by the Administrative Agent in its sole discretion, maps or plats of an as-built survey of the sites of such real property certified to the Administrative Agent and the title insurance company issuing the policies referred to in clause (c) of this definition in a manner satisfactory to each of the Administrative Agent and such title insurance company, dated a date satisfactory to each of the Administrative Agent and such title insurance company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2011 with items 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(a), 13, 14, 16,17, 18 and 19 on Table A thereof completed;

(c)                                  ALTA mortgagee title insurance policies issued by a title insurance company acceptable to the Administrative Agent with respect to such real property, assuring the Administrative Agent that the Mortgage covering such real property creates a valid and enforceable first priority mortgage lien on such real property, free and clear of all defects and encumbrances except Permitted Liens, which title insurance policies shall otherwise be in form and substance satisfactory to the Administrative Agent and shall include such endorsements as are requested by the Administrative Agent;

(d)                                 evidence in the form of a life of loan flood zone determination as to (i) whether such real property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (ii) if such real property is a Flood Hazard Property, (A) whether the community in which such real property is located is participating in the National Flood Insurance Program, (B) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (1) as to the fact that such real property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) copies of insurance policies or certificates of insurance of the Borrower and its Subsidiaries evidencing flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent and its successors and/or assigns as sole loss payee on behalf of the Lenders;

(e)                                  if requested by the Administrative Agent in its sole discretion, an environmental assessment report, as to such real property, in form and substance and from professional firms acceptable to the Administrative Agent;

(f)                                   if requested by the Administrative Agent in its sole discretion, evidence reasonably satisfactory to the Administrative Agent that such real property, and the uses of such real property, are in compliance in all material respects with all applicable zoning Laws (the evidence submitted as to which should include the zoning designation made for such real property, the permitted uses of such real property under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks); and

(g)                                  if requested by the Administrative Agent in its sole discretion, an opinion of legal counsel to the Loan Party granting the Mortgage on such real property, addressed to the Administrative Agent and each Lender, in form and substance reasonably acceptable to the Administrative Agent.

“Recipient” means the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recovery Event” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.

“Register” has the meaning specified in Section 11.6(c).

“Related Indemnified Person” shall mean, with respect to an Indemnitee, (x) any controlling person or controlled affiliate of such Indemnitee, (y) the officers, directors or employees of such Indemnitee or any of its controlling persons or controlled affiliates and (z) the agents, advisors and other representatives of such Indemnitee or any of its controlling persons or controlled affiliates, in the case of this clause (z), acting on behalf of, or at the express instructions of, such Indemnitee, controlling person or such controlled affiliate; provided that each reference to a controlling person, controlled affiliate, director, officer or employee in this definition pertains to a controlling person, controlled affiliate, director, officer or employee involved in the negotiation or administration of this Agreement.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means with respect to a Borrowing, a Loan Notice.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders.

“Resignation Effective Date” has the meaning specified in Section 9.6.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, and, solely for purposes of the delivery of incumbency certificates, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.  To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and appropriate authorization documentation, in form and substance reasonably satisfactory to the Administrative Agent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Person, any arrangement, directly or indirectly, whereby such Person shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any sanction administered or enforced by the United States Government, including OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Sarbanes-Oxley” has the meaning specified in Section 5.25(e).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SEC Documents” means all reports, schedules, forms, statements and other documents filed by the Borrower or any of its representatives with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2015 (including all financial statements and schedules included therein, all exhibits thereto and all documents incorporated by reference therein).

“Secured Parties” means the Administrative Agent, each Lender, any Indemnitee and any other holder of any Obligations.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security Agreement” means the Senior Secured Super-Priority Debtor-in-Possession Security and Pledge Agreement, dated as of the Closing Date, executed in favor of the Administrative Agent for the benefit of the Secured Parties by each of the Loan Parties.

“Specified Joint Venture” means any Person that is not a Wholly Owned Subsidiary so long as (a) the Organization Documents of such Person require the distribution of distributable cash (or comparable term) on a quarterly or more frequent basis, (b) the Organization Documents of such Person provide that the determination of the amount of distributable cash (or comparable term) is made solely by Holdings or a Wholly Owned Subsidiary and (c) Holdings or a Wholly Owned Subsidiary has the sole disbursement authority over the primary deposit accounts of such Person.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term” means the date that is 90 days after the Petition Date.

“Threshold Amount” means $1,500,000.

“Total Credit Exposure” means, as to any Lender at any time, the outstanding Loans of such Lender at such time.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.

“Uniform Fraudulent Conveyance Act” means the Uniform Fraudulent Conveyance Act proposed by The National Conference of Commissioners on Uniform State Laws in 1918, as amended, modified or supplemented to from time to time.

“Uniform Fraudulent Transfer Act” means the Uniform Fraudulent Transfer Act proposed by The National Conference of Commissioners on Uniform State Laws in 1984, as amended, modified or supplemented to from time to time.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.1(e)(ii)(B)(3).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wholly Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned by Holdings directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by Holdings; provided that at any time that a Wholly Owned Subsidiary is a Prohibited Subsidiary, such Subsidiary shall be deemed to be a Joint Venture and not a Wholly Owned Subsidiary.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2                               Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Loan Document or Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, Preliminary Statements of and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all assets and properties, tangible and intangible, real and personal, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.3                               Accounting Terms.

(a)                                 Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Loan Parties and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)                                 Changes in GAAP.  If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)                                  Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.4                               Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5                               Times of Day; Rates.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.1                               Loans.

(a)                                 Interim Bankruptcy Court Order Entry Date Term Loan. Subject to the terms and conditions set forth in this Agreement, on April 26, 2017 (or, if later, on or within one Business Day after the date that the conditions set forth in this Agreement are fully satisfied), each Lender severally and not jointly agrees to make a term loan in Dollars to the Borrower (such loans, collectively, the “Interim Bankruptcy Court Order Entry Date Term Loan”) based on such Lender’s Applicable Percentage of the Interim Bankruptcy Court Order Entry Date Term Loan Amount set forth on Schedule 2.1.

(b)                                 Additional Term Loans.  Subject to the terms and conditions set forth in this Agreement and in accordance and compliance with the Budget and the Bankruptcy Court Orders, each Lender severally and not jointly agrees, from time to time during the Bankruptcy Court Order Period, to make additional term loans in Dollars to the Borrower in an amount which, when taken together with the Interim Bankruptcy Court Order Entry Date Term Loan and all other Loans advanced after the Interim Bankruptcy Court Order Entry Date Term Loan under the Loan Documents, shall not exceed the lesser of (i) such Lender’s Applicable Percentage of the Bankruptcy Court Order Period Cap or (ii) such Lender’s Commitment.  Such Loans may neither be requested nor made more frequently than once every 14 consecutive days and in the aggregate not to exceed the lesser of the unfunded portion of the Loan Commitment and the amount needed for working capital purposes and operating expenses set forth in (and in accordance with) the Budget and in accordance with the Bankruptcy Court Orders.  Any Loans funded under the Loan Documents shall automatically and permanently decrease the remaining Loan Commitments and Commitments available hereunder and any Loans that are borrowed may not be re-borrowed.

2.2                               Borrowings, Conversions and Continuations of Loans.

(a)                                 Each Borrowing of the Loans made after the Interim Bankruptcy Court Order Entry Date shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice.  Each such Loan Notice must be received by the Administrative Agent not later than 12:00 noon one (1) Business Day prior to the requested date of any Borrowing.  Such Loan Notice shall specify (i)  the requested date of the Borrowing (which shall be a Business Day), (ii) the principal amount of Loans to be borrowed, (iii) details on the use of the proceeds of such Borrowing in accordance with the Budget and the Bankruptcy Court Orders, (iv) that all conditions in Section 2.1(b) (or, if such Borrowing is the Interim Bankruptcy Court Order Entry Date Term Loan, Section 2.1(a)) and Section 4.1 and Section 4.2 have been satisfied and (v) in detail acceptable to the Administrative Agent and the Lenders where the Loans should be wired.

(b)                                 Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans.  In the case of a Borrowing, upon satisfaction of the applicable conditions set forth in Section 2.1(b) (or, if such Borrowing is the

Interim Bankruptcy Court Order Entry Date Term Loan, Section 2.1(a)) and Section 4.1 and Section 4.2, each Lender shall make the amount of its Loan available in immediately available funds using the wire instructions specified in the applicable Loan Notice.

2.3                               Administrative Priority.

Each of the Loan Parties agrees for itself that, pursuant to Sections 364(c) and 364(d) of the Bankruptcy Code, the Obligations of such Person shall be DIP Superpriority Claims and constitute allowed administrative expenses in the Chapter 11 Case, having priority over all administrative expenses of and unsecured claims against such Person now existing or hereafter arising, of any kind or nature whatsoever, including all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726 and 1114 of the Bankruptcy Code.

2.4                               [Reserved].

2.5                               Prepayments.

(a)                                 Voluntary Prepayments of Loans.

(i)                                     The Borrower may, upon notice using the Notice of Loan Prepayment from the Borrower to the Administrative Agent and the Lenders, at any time or from time to time voluntarily prepay the Loans in whole or in part without premium or penalty If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in the applicable Notice of Loan Prepayment shall be due and payable on the date specified therein.  Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)                                 Mandatory Prepayments of Loans.

(i)                                     [Reserved].

(ii)                                  Dispositions and Recovery Events.  The Borrower shall prepay the Loans as hereafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds received by any Loan Party or any Subsidiary from all Dispositions (other than Permitted Transfers) and Recovery Events to the extent (A) such Net Cash Proceeds are not (x) reinvested in assets (excluding current assets as classified by GAAP) that are useful in the business of the Borrower and its Subsidiaries within 270 days of the date of receipt of such Net Cash Proceeds or (y) committed to be reinvested pursuant to a binding contractual commitment in assets (excluding current assets as classified by GAAP) that are useful in the business of the Borrower and its Subsidiaries within 270 days of the date of receipt of such Net Cash Proceeds and actually reinvested within 360 days of the date of receipt of such Net Cash Proceeds (it being understood that such prepayment shall be due immediately upon the expiration of such 270 day period or 360 day period, as applicable) and (B) the aggregate amount of Net Cash Proceeds not so reinvested in accordance with the foregoing clause (A) exceed $1,000,000 in any fiscal year of Holdings.

(iii)                               Debt Issuances.  Immediately upon receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrower shall prepay the Loans as hereafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds.

(iv)                              Final Bankruptcy Court Order.  Without limiting any other provision of this Agreement or any other Loan Document permitting or requiring prepayment of the Loans in whole or in part, the Borrower shall pay the Loans and other Obligations in full on the date which is 28 days after the Petition Date in the event that that Final Bankruptcy Court Order shall not have been entered on or before such date.

(v)                                 Application of Mandatory Prepayments.  All amounts required to be paid pursuant to this Section 2.5(b) shall be applied as follows:  first, ratably, to the Loans, and  second, ratably, to all other Obligations.  All prepayments under this Section 2.5(b) shall be accompanied by interest in cash on the principal amount prepaid through the date of prepayment.

2.6                               [Reserved].

2.7                               Repayment of Loans.

On the Maturity Date, the Borrower shall pay, on a ratable basis, to the Lenders and the other Secured Parties the aggregate principal amount of the Loans and all other Obligations that are outstanding on such date, together with all interest and fees related thereto.

2.8                               Interest.

(a)                                 Subject to the provisions of subsection (b) below, each Loan shall bear interest on the outstanding principal amount thereof from the Closing Date at the Applicable Rate.

(b)                                 (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                               While any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)                              Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in-kind in arrears, and be capitalized, on each Interest Payment Date (or, with respect to interest at the Default Rate, upon demand and on the Maturity Date) applicable thereto by adding such accrued interest amount for such period to the principal amount of such Loan, with such interest amount added to such principal amount also accruing interest on a going-forward basis after being added to such principal amount of such Loan, and interest shall otherwise be due and payable at such other times as may be specified herein.  For the avoidance of doubt, such interest that is added to the principal amount of the Loans shall be principal owed on such Loans and shall accrue interest at all times after being added to such principal amount of such Loans.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.9                               Additional Consideration.

(a)                                 Any amounts paid hereunder or under any other Loan Document shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b)                                 The Borrower shall pay to the Lenders such additional amounts as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such additional amounts shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10                        Computation of Interest.

All computations of interest for Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11                        Evidence of Debt.

The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Borrower.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  The Borrower shall execute and deliver to each Lender a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each such promissory note shall be in the form of Exhibit 2.11 (a “Note”).  Each Lender may (but are not required to) attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.12                        Payments Generally; Administrative Agent’s Claw back.

(a)                                 General.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent and the respective Lenders to which such payment is owed, at the Administrative Agent’s Office and such Lender’s respective Lending Offices (as applicable) in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein, in each case, based on each Lender’s Applicable Percentage (or other applicable share as provided herein).  All payments received by the Administrative Agent or any Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 (i)                                     [Reserved].

(ii)                                  Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c)                                  [Reserved].

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.4(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.4(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13                        Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement, or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to any Loan Party or any Subsidiary(as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14                        Certain Bankruptcy Matters.

(a)                                 The Loan Parties hereby agree that the Obligations shall (i) constitute DIP Superpriority Claims over all administrative expense claims and claims against the Loan Parties now existing or hereafter arising, of any kind or nature whatsoever, including all administrative expense claims of the kind specified in Sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c) (subject to entry of the Final Order), 507(a), 507(b), 546(c), 546(d), 726, 1113, 1114 or any other provisions of the Bankruptcy Code and all super-priority administrative expense claims granted to any other Person the establishment of which super-priority shall have been approved and authorized by the Bankruptcy Court and (ii) be secured pursuant to Sections 364(c)(2), (c)(3) and (d)(1) of the Bankruptcy Code and, to the extent provided in any of the Bankruptcy Court Orders.

(b)                                 In the event of a conflict between, or inconsistency among, the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, on the one hand, and any Loan Document, on the other hand, the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, as the case may be, shall control.

(c)                                  Notwithstanding anything to the contrary contained herein or elsewhere:

(i)                                     the Secured Parties shall not be required to prepare, file, register or publish any financing statements, mortgages, hypothecs, account control agreements, notices of Lien or similar instruments in any jurisdiction or filing or registration office, or to take possession of any Collateral or to take any other action in order to validate, render enforceable or perfect the Liens on the Collateral granted by or pursuant to the Bankruptcy Court Orders, this Agreement or any other Loan Document. If the Administrative Agent (at the Required Lenders’ direction, which shall be in its sole discretion), from time to time elects to prepare, file, register or publish any such financing statements, mortgages, hypothecs, account control agreements, notices of Lien or similar instruments, take possession of any Collateral, or take any other action to validate, render enforceable or perfect all or any portion of the Administrative Agent’s Liens on the Collateral, (A) all such documents and actions shall be deemed to have been filed, registered, published or recorded or taken at the time and on the date that the Interim Bankruptcy Court Order is entered, and (B) shall not negate or impair the validity or effectiveness of this Section 2.14(c) or of the perfection of any other Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, on the Collateral.

(ii)                                  Except as otherwise agreed to by the Required Lenders, the Liens, Lien priorities, DIP Superpriority Claims and other rights and remedies granted to the Secured Parties pursuant to the Bankruptcy Court Orders, this Agreement or the other Loan Documents (specifically including, but not limited to, the existence, perfection, enforceability and priority of the Liens provided for herein and therein, and the DIP Superpriority Claims provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of indebtedness by any Borrower or any other Loan Party (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by dismissal or conversion of the Chapter 11 Case, or by any other act or omission whatsoever.

(d)                                 Without limiting the generality of the foregoing, notwithstanding any such financing, extension, incurrence, dismissal, conversion, act or omission:

(i)                                     no costs or expenses of administration which have been or may be incurred in the Chapter 11 Case or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on a parity with any claim of any Secured Party against the Loan Parties in respect of any Obligations;

(ii)                                  the Administrative Agent’s Liens on the Collateral shall constitute valid, enforceable and perfected first priority Liens, and shall be prior to all other Liens, now existing or hereafter arising, in favor of any other creditor or other Person; and

(iii)                               the Administrative Agent’s Liens on the Collateral shall continue to be valid, enforceable and perfected without the need for the Administrative Agent or any other Secured Party to prepare, file, register or publish any financing statements, mortgages, hypothecs, account control agreements, notices of Lien or similar instruments or to otherwise perfect the Administrative Agent’s Liens under applicable non-bankruptcy law.

In connection with any sale or Disposition of all or any portion of the Collateral, including in each case pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code or as part of restructuring plan subject to confirmation under Section 1129(b)(2)(A)(iii) of the Bankruptcy Code, or at any sale or foreclosure conducted by the Administrative Agent, in accordance with applicable law and, with respect to any credit bid, Section 363(k) of the Bankruptcy Code, each Borrower and each other Loan Party hereby gives the Administrative Agent (at the direction of the Required Lenders) the power and right, without assent by such Loan Party, to “credit bid” the full amount of all Obligations in order to purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.1                               Taxes.

(a)                                 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)                                     Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to Section 3.1(e) below.

(ii)                                  If any Loan Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to Section 3.1(e) below,

(A)                               the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.1) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)                               If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to Section 3.1(e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.1) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                                 Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  Tax Indemnifications.

(i)                                     Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.1(c)(ii) below.

(ii)                                  Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.6(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)                                 Evidence of Payments.  After any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 3.1, the Borrower shall deliver to the Administrative Agent and the Lenders the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent and the Lenders.

(e)                                  Status of Lenders; Tax Documentation.

(i)                                     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.1(e)(ii)(A), 3.1(e)(ii)(B) and 3.1(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed copies of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 3.1-A to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BENE (or W-8BEN, as applicable); or

(4)                                 to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.1-B or Exhibit 3.1-C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.1-D on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(f)                                   Treatment of Certain Refunds.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.1, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)                                  Survival.  Each party’s obligations under this Section 3.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

3.2                               [Reserved].

3.3                               [Reserved].

3.4                               Increased Costs.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.4(e));

(ii)                                  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender any other condition, cost or expense affecting this Agreement made by such Lender; and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.5                               [Reserved].

3.6                               [Reserved].

3.7                               Survival.

All of the Loan Parties’ obligations under this Article III shall survive repayment of all Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.1                               Conditions to Initial Credit Extension.

This Agreement shall become effective upon, and the obligation of each Lender to make the Interim Bankruptcy Court Order Entry Date Term Loan hereunder is subject to, the satisfaction of the following conditions precedent:

(a)                                 Receipt by the Administrative Agent and the Lenders of the following, each inform and substance satisfactory to the Administrative Agent and each Lender:

(i)                                     Loan Documents.  Executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

(ii)                                  Organization Documents, Resolutions, Etc.

(A)                               either (1) copies of the Organization Documents of each Loan Party (other than any Additional Loan Party, but for the avoidance of doubt, including the Borrower) certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date or (2) a certification by a secretary or assistant secretary of each Loan Party (other than any Additional Loan Party) certifying that the most recent copies of the Organization Documents of each Loan Party that were delivered with certificates provided under the Prepetition Credit Facility are true and complete copies and have not been amended, restated, supplemented, terminated rescinded or otherwise modified;

(B)                               such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(C)                               such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation; provided that a certification from the secretary or assistant secretary of each such Loan Party that each such Loan Party is so validly existing, in good standing and qualified to engage is business in its state of organization or formation shall be sufficient to satisfy this clause (ii)(C) except for Borrower, Holdings and First Choice, in which case a certificate of good standing or continued existence as of a recent date from the secretary of state of its jurisdiction of organization or formation shall have also been delivered to the Administrative Agent.

(iii)                               Personal Property Collateral.  The Administrative Agent shall have (a) a perfected, first priority security interest in all of the Collateral as and to the extent pursuant to

Section 2.14, with only such exceptions as are acceptable to Administrative Agent and the Lenders in their sole discretion and (b) a trademark security agreement duly executed by the Loan Parties party thereto with respect to all trademarks of the Loan Parties registered or applied for with the United States Patent and Trademark Office.

(iv)                              MPT Documents and MPT JV Documents.  Copies of all of the MPT Documents and the MPT JV Documents in effect on the Closing Date.

(v)                                 Notes.  Delivery by the Borrower of original Notes to each Lender in the principal amount of the Loans made (or to be made) by such Lender on the Closing Date in accordance with Section 2.11.

(vi)                              Closing Checklist.  Delivery by the Loan Parties and their Subsidiaries of all documents and other items described or listed on the Closing Checklist.

(b)                                 MPT Documents and MPT JV Documents.  Receipt by the Administrative Agent of the amendments, waivers, consents and agreements to the MPT Documents and MPT JV Documents to be dated as of the Closing Date to be effective as of the Closing Date, which shall be satisfactory in form and substance to Administrative Agent and the Lenders.

(c)                                  Truthfulness of Representations and Warranties.  The representations and warranties of each Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except to the extent any such representation or warranty is already qualified by materiality, in which case it shall be true and correct in all respects) on and as of Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(d)                                 No Defaults.  No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(e)                                  Delivery of Request for Credit Extension.  The Administrative Agent and the Lenders shall have received the Request for Credit Extension in accordance with the requirements hereof.

(f)                                   Chapter 11 Case.  No trustee, examiner or receiver shall have been appointed or designated with respect to the Loan Parties’ business, properties or assets.

(g)                                  Interim Bankruptcy Court Order.  The Interim Bankruptcy Court Order shall have been entered by the Bankruptcy Court, and the Administrative Agent shall have received a true and complete copy of such order, and such order shall be in full force and effect and shall not have been reversed, modified, amended, stayed, or vacated, absent prior written consent of the Administrative Agent and the Required Lenders.  The Interim Bankruptcy Court Order shall (i) find and conclude that the Loan Documents were negotiated in good faith and that the Agents and the other Secured Parties are entitled to the protections of Section 364(e) of the Bankruptcy Code and (ii) order that the Liens and security interests in favor of the Administrative Agent (for the benefit of the Secured Parties) granted under the Security Agreement the other Loan Documents shall be valid and perfected Liens and security interests in the Collateral, prior to all other Liens and security interests in the Collateral, and that all of the Obligations shall be DIP Superpriority Claims.

(h)                                 Budget.  The Administrative Agent and the Lenders shall have received from the Loan Parties a copy of the Budget, together with a certificate of an Responsible Officer of the Borrower stating that such Budget has been prepared on a reasonable basis and in good faith and is based on assumptions believed by the Loan Parties to be reasonable at the time made and from the best information then available to the Loan Parties, which Budget shall be in form and substance satisfactory to the Administrative Agent and the Lenders in their sole discretion and which Budget shall have been approved by the Bankruptcy Court.

(i)                                     Motions and Documents.  All material motions and other material documents to be filed with and submitted to the Bankruptcy Court (including any “first day” motions and proposed orders) related to the commencement of the Chapter 11 Case or transactions contemplated hereby and the other Loan Documents and the approval thereof shall be in form and substance satisfactory to the Administrative Agent and the Lenders.

(j)                                    Restructuring Advisor.  The Loan Parties shall be in compliance with Section 6.19.

(k)                                 Other Documents.  The Administrative Agent and the Lenders shall have received from the Loan Parties all other agreements, instruments and documents requested by the Administrative Agent or any Lender.

Without limiting the generality of the provisions of the last paragraph of Section 9.3, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.  The Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.1 have been satisfied on and as of the Closing Date.

4.2                               Conditions of Credit Extension.

In addition to the satisfaction of all conditions precedent in Section 4.1, the obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)                                 The representations and warranties of each Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except to the extent any such representation or warranty is already qualified by materiality, in which case it shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.2, the representations and warranties contained in subsections (a) and (b) of Section 5.5 shall be deemed to refer to the most recent statements, if any, furnished pursuant to clauses (a) and (b), respectively, of Section 6.1.

(b)                                 No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                  Since the Petition Date, no Material Adverse Effect shall have occurred;

(d)                                 The proposed Credit Extension complies with the Budget and the Bankruptcy Court Orders;

(e)                                  The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

(f)                                   After giving effect to the proposed Credit Extension, the aggregate principal amount of Loans advanced under this Agreement shall not exceed the Bankruptcy Court Order Period Cap.

(g)                                  The Administrative Agent shall be satisfied that it has been granted, and still continues to hold, as the case may be, for the benefit of the Administrative Agent and the Lenders, a perfected, first priority Lien on and security interest in all of the Collateral and is subject to a DIP Superpriority Claim.

(h)                                 There shall exist no claim, action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority and which is not stayed by the automatic stay which relates to the Loans or which, in the opinion of the Administrative Agent, has any reasonable likelihood of having a Material Adverse Effect.

(i)                                     The Bankruptcy Court Order Period shall have not ended.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in this Section 4.2 have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

5.1                               Existence, Qualification and Power.

Each Loan Party and each Subsidiary (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.2                               Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries (other than the Loan Documents) or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.3                               Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (a) those that have already been obtained and are in full force and effect and (b) filings to perfect the Liens created by the Collateral Documents.

5.4                               Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms.

5.5                               Financial Statements; No Material Adverse Effect; Budget.

(a)                                 The financial statements delivered pursuant to Section 6.1 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of the Persons covered thereby as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein (subject, in the case of unaudited financial statements, to the absence of footnotes and to normal year-end audit adjustments).

(b)                                 The Audited Financial Statements and the unaudited consolidated and consolidating financial statements of the Borrower and its Subsidiaries for the fiscal quarter ending September 30, 2016 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby (subject, in the case of unaudited financial statements, to the absence of footnotes and to normal year-end audit adjustments).

(c)                                  From the date of the Audited Financial Statements to and including the Closing Date, there has been no Disposition or any Recovery Event of any material part of the business or property of the Loan Parties and their Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Loan Parties and their Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(d)                                 (i) The Budget, when delivered to any Secured Party, shall (A) be a true, correct and complete copy thereof, (B) be in compliance with the applicable Bankruptcy Court Order and approved by the Bankruptcy Court, (C) be believed by the Loan Parties at the time furnished to be reasonable, (D) have been prepared on a reasonable basis and in good faith by the Loan Parties, and (E) have been based on assumptions believed by the Loan Parties to be reasonable at the time made and upon the best information then reasonably available to the Loan Parties, and (ii) the Loan Parties shall not be aware of any facts or information that would lead it to believe that such Budget is incorrect or misleading in any material respect.

5.6                               Litigation.

Other than the Chapter 11 Case, there are no actions, suits, proceedings, investigations, criminal prosecutions, civil investigative demands, imposition of criminal or civil penalties, claims or disputes pending or, to the knowledge of the Responsible Officers of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any of the Loan Parties or any of their Subsidiaries or any of their respective Affiliates or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) could reasonably be expected to have a Material Adverse Effect.

5.7                               No Default.

(a)                                 Neither Loan Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(b)                                 No Default has occurred and is continuing.

5.8                               Ownership of Property.

Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.9                               Environmental Compliance.

(a)                                 There are no actual or, to the knowledge of the Loan Parties, threatened claims alleging potential liability or responsibility for violation of any Environmental Law on the businesses, operations and properties of the Loan Parties that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 None of the properties currently or formerly owned or operated by any Loan Party or any Subsidiary is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and, to the knowledge of the Loan Parties, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any Subsidiary; there is no asbestos or asbestos- containing material on any property currently owned or operated by any Loan Party or any Subsidiary; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any Subsidiary in any manner that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)                                  No Loan Party nor any Subsidiary is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials

generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any Subsidiary have been disposed of in a manner not reasonably expected to have a Material Adverse Effect.

5.10                        Insurance.

(a)                                 The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates.

(b)                                 Each Loan Party and its Subsidiaries maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent.

5.11                        Taxes.

Each Loan Party and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary is party to any tax sharing agreement.  Each Subsidiary is a Flow Through Entity.

5.12                        ERISA Compliance.

(a)                                 Each Plan (other than a Multiemployer Plan) is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws.  Each Pension Plan (other than a Multiemployer Plan)that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of the Loan Parties, nothing has occurred that would reasonably be expected to prevent or cause the loss of such tax-qualified status.

(b)                                 There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan (other than a Multiemployer Plan) that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan (other than a Multiemployer Plan) that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  Except as would not reasonably be expected to have a Material Adverse Effect (i) no ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan (other than a Multiemployer Plan), and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan (other than a Multiemployer Plan), the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is 60% or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan (other than a Multiemployer Plan) has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan (other than a Multiemployer Plan).

(d)                                 Except as would not reasonably be expected to have a Material Adverse Effect, all individuals who perform or have performed services for any Loan Party or any Subsidiary of any Loan Party are or were correctly classified under each Plan, ERISA, the Internal Revenue Code and other applicable Law as common law employees, independent contractors or other non-employee basis, or leased employees.

5.13                        Subsidiaries and Joint Ventures.

(a)                                 Set forth on Schedule 5.13 to the Disclosure Schedule Side Letter is a complete and accurate list as of the Closing Date of each Subsidiary and Joint Venture, together with (i) jurisdiction of organization and (ii) percentage of outstanding shares of each class of Equity Interests owned (directly or indirectly) by any Loan Party or any Subsidiary.  The outstanding Equity Interests of each Subsidiary and Joint Venture owned by any Loan Party or any Subsidiary are validly issued, fully paid and to the extent applicable, non-assessable.

(b)                                 Each Subsidiary that is a Domestic Subsidiary on the Closing Date is identified as a Guarantor on the signature pages to this Agreement.

5.14                        Margin Regulations; Investment Company Act.

(a)                                 The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.1 or Section 7.5 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.1(e) will be margin stock.

(b)                                 None of the Borrower or any Subsidiary is, or is required to be registered as, an “investment company” under the Investment Company Act of 1940.

5.15                        Disclosure.

Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information (other than, for the avoidance of doubt, the Budget), the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16                        Compliance with Laws.

Each Loan Party and Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

5.17                        Intellectual Property; Licenses, Etc.

Each Loan Party and each Subsidiary owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses.  Set forth on Schedule 5.17 to the Disclosure Schedule Side Letter is a list of (i) all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office that, as of the Closing Date, a Loan Party owns and (ii) all licenses of IP Rights registered with the United States Copyright Office or the United States Patent and Trademark Office as of the Closing Date.  Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of any IP Rights by any Loan Party or any Subsidiary or the granting of a right or a license in respect of any IP Rights from any Loan Party or any Subsidiary does not infringe on the rights of any Person. As of the Closing Date, none of the IP Rights owned by any Loan Party is subject to any licensing agreement or similar arrangement except as set forth on Schedule 5.17 to the Disclosure Schedule Side Letter.

5.18                        Capitalization.

All of the issued and outstanding shares of Equity Interests of the Borrower are duly authorized and validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state and foreign securities Laws, were not issued in violation of any preemptive rights or other rights to subscribe for or purchase securities that have not been waived in writing.

5.19                        Perfection of Security Interests in the Collateral.

The Loan Documents and the Bankruptcy Court Orders create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently perfected security interests and Liens, prior to all other Liens.

5.20                        Taxpayer Identification Number.

Set forth on Schedule 5.20-1 to the Disclosure Schedule Side Letter is a list of all real property located in the United States that is owned or leased by any Loan Party as of the Closing Date.  Set forth on Schedule 5.20-2 to the Disclosure Schedule Side Letter is the jurisdiction of organization, chief executive office, exact legal name, U.S. tax payer identification number and organizational identification number of each Loan Party as of the Closing Date.  Except as set forth on Schedule 5.20-3 to the Disclosure Schedule Side Letter, no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation or (iii) been party to a merger, consolidation or other change in structure.

5.21                        OFAC.

None of the Loan Parties, nor any of their Subsidiaries, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

5.22                        Anti-Corruption Laws.

The Loan Parties and their Subsidiaries and, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee or affiliate thereof have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.23                        EEA Financial Institution.

No Loan Party is an EEA Financial Institution.

5.24                        Administrative Priority; Lien Priority.

(a)                                 After the Interim Bankruptcy Court Order Entry Date or the Final Bankruptcy Court Order Entry Date, as the case may be, the Obligations of the Loan Parties shall be DIP Superpriority Claims and constitute allowed administrative expenses in the Chapter 11 Case, having priority in payment over all other administrative expenses and unsecured claims against the Loan Parties now existing or hereafter arising, of any kind or nature whatsoever, including all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726 and 1114 of the Bankruptcy Code.

(b)                                 Upon entry of the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, as the case may be, the Liens and security interests of the Administrative Agent on the Collateral shall be valid and perfected first priority Liens, prior to all other Liens.

(c)                                  During the Interim Bankruptcy Court Order Period, the Interim Bankruptcy Court Order is, and shall be, in full force and effect, and has not been, and shall not be, reversed, modified, amended, stayed, or vacated, absent the written consent of the Administrative Agent and the Required Lenders, and after the Final Bankruptcy Court Order Entry Date, the Final Bankruptcy Court Order is, and shall be, in full force and effect, and has not been, and shall not be, reversed, modified, amended, stayed or vacated absent the written consent of the Administrative Agent and the Required Lenders.  The Loan Parties are, and shall be, in compliance with the terms and conditions of the Bankruptcy Court Orders.

5.25                        Appointment of Trustee or Examiner; Liquidation.

No order has been entered in any Chapter 11 Case (i) for the appointment of a Chapter 11 trustee, (ii) for the appointment of an examiner with enlarged powers (beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code or (iii) to convert any Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code or to dismiss any Chapter 11 Case.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the Facility Termination Date, each Loan Party shall and shall cause each Subsidiary to:

6.1                               Financial Statements.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Lenders:

(a)                                 Annual Financial Statements.

(i)                                     (A) with respect to the Borrower and its Subsidiaries, as soon as available, but in any event within ninety days after the end of each fiscal year of the Borrower (or, if earlier, the date filed with the SEC) (provided that, with respect to the fiscal year ending December 31, 2016, on or prior to May 31, 2017), an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related unaudited consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP; and (B) with respect to the Joint Ventures, as soon as available, a consolidated balance sheet of the Joint Ventures as at the end of the fiscal year ending December 31. 2016, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, in the case of this clause (i)(B) only, audited and accompanied by a report and opinion of an independent certified public accountant reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards;

(ii)                                  concurrently with the delivery of the financial statements referred to in Section 6.1(a)(i)(A), consolidating balance sheets of the Subsidiaries of the Borrower (other than the MPT Operators) and Joint Ventures (other than Joint Ventures that lease real estate owned by MPT) as at the end of such fiscal year, and the related consolidating statements of income or operations for such fiscal year, all in reasonable detail certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition and results of operations of the Subsidiaries of the Borrower (other than the MPT Operators) and such Joint Ventures in accordance with GAAP; and

(iii)                               concurrently with the delivery of the financial statements referred to in Section 6.1(a)(i)(A), consolidating balance sheets for the MPT Operators and Joint Ventures that lease real estate owned by MPT as at the end of such fiscal year, and the related consolidating statements of income or operations for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition and results of operations of the MPT Operators and such Joint Ventures in accordance with GAAP.

(b)                                 [Reserved].

(c)                                  Monthly Financial Statements.

(i)                                     (A) as soon as available, but in any event no later than the date filed with the Bankruptcy Court or the SEC, an operating report or other financial report or information filed with the Bankruptcy Court or the SEC for each calendar month ended after the Petition Date (provided that, for the calendar month ending April 30, 2017, such report and information shall only cover the period from the Petition Date until the end of such calendar month and shall be included and combined with the report and information for the calendar month ended May 31, 2017 and provided at the same time as such report and information covering the calendar month ended May 31, 2017 is delivered or required to be delivered hereunder), and (B) as soon as available, but in any event within thirty days after the end of each calendar month (provided that, for the calendar month ending April 30, 2017, such documents shall only cover the period from the Petition Date until the end of such calendar month and shall be included and combined with the documents for the calendar month ended May 31, 2017 and provided at the same time as such documents covering the calendar month ended May 31, 2017 is delivered or required to be delivered hereunder), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such calendar month, the related consolidated statements of income or operations for such calendar month and for the portion of the Borrower’s fiscal year then ended, and the related consolidated statement of stockholders’ equity and cash flows for the portion of the Borrower’s fiscal year then ended, all prepared internally by the chief financial officer, treasurer or controlled of the Borrower and all in reasonable detail certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.2                               Certificates; Other Information.

Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Lenders:

(a)                                 [reserved];

(b)                                 concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and 6.1(c), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c)                                  at the times set forth in the applicable Bankruptcy Court Order, such reports, documents and information required to be provided to any Secured Party pursuant to such Bankruptcy Court Order;

(d)                                 not later than 30 days after the end of each calendar month, a full accounts receivable aging report and analysis of the Borrower and its Subsidiaries prepared by the management of the Borrower in a form and scope reasonably acceptable to the Administrative Agent;

(e)                                  on the same date that the same are delivered to MPT or pursuant to any MPT JV Document or the MPT Document, a copy of any amendment, restatement, supplement, waiver, consent or modification related to the MPT JV Documents or the MPT Documents;

(f)                                   on the same date that the same are delivered under the MPT JV Documents or the MPT Documents, a copy of such financial statements and other financial and operational information delivered to MPT to confirm compliance with the applicable financial covenants in the MPT JV Documents or the MPT Documents;

(g)                                  promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equity holders of any Loan Party or any Subsidiary, and copies of all annual, regular, periodic and special reports and registration statements which a Loan Party or any Subsidiary may file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(h)                                 promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(i)                                     promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities in excess of the Threshold Amount of any Loan Party or any Subsidiary pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.1 or any other clause of this Section 6.2;

(j)                                    promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary;

(k)                                 promptly after the filing thereof, copies of all pleadings, motions, applications, financial information and other papers and documents filed by any Loan Party in the Chapter 11 Case, which papers and documents shall also be given or served on the Administrative Agent’s counsel;

(l)                                     promptly after the sending thereof, copies of all written reports given by any Loan Party to any official or unofficial creditors’ committee in the Chapter 11 Case, other than any such reports subject to privilege; provided that such Person may redact any confidential information contained in any such report if it provides a summary of the nature of the information redacted to the Administrative Agent;

(m)                             promptly upon request therefor by the Administrative Agent to the CRO, the CRO will provide status updates regarding any changes to or developments in the Chapter 11 Case;

(n)                                 on the Wednesday of each week after the Petition Date, a reconciliation, in form and substance acceptable to the Administrative Agent and the Required Lenders in their sole discretion, of the actual cash collections and disbursements of the Loan Parties for such immediately preceding week to the budgeted line item amounts set forth in the Budget for such week; and

(o)                                 promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

6.3                               Notices.

Promptly (but, in any event, not less than one Business Day after the occurrence thereof) notify in writing the Administrative Agent and each Lender of:

(a)                                 (i) the occurrence of any Default or any Event of Default and (ii) the occurrence of any default, event of default, breach or other violation under the MPT Documents or the MPT JV Documents;

(b)                                 any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)                                  the occurrence of any ERISA Event; and

(d)                                 any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary.

Each notice pursuant to this Section 6.3 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.4                               Payment of Taxes.

Pay and discharge, as the same shall become due and payable, all its tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Subsidiary.

6.5                               Preservation of Existence, Etc.

(a)                                 Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.4 or 7.5.

(b)                                 Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.4 or 7.5.

(c)                                  Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d)                                 Preserve or renew all of its IP Rights, the non-preservation or non-renewal of which could reasonably be expected to have a Material Adverse Effect.

6.6                               Maintenance of Properties.

(a)                                 Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

(b)                                 Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)                                  Use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.7                               Maintenance of Insurance.

(a)                                 Maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party or such Subsidiary operates.

(b)                                 Without limiting the foregoing, (i) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent but in no event less than required by applicable law, (ii) furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

(c)                                  Cause the Administrative Agent and its successors and assigns to be named as lender’s loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty days (or such lesser amount as the Administrative Agent may agree) prior written notice before any such policy or policies shall be altered or canceled.

6.8                               Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.9                               Books and Records.

(a)                                 Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

(b)                                 Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

6.10                        Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that (i) absent an Event of Default, the Borrower shall be required to pay for only one such visit and/or inspection by the Administrative Agent in any fiscal year of the Borrower and (ii) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. Any Lender may accompany the Administrative Agent on, and participate in, any such visit or inspection at such Lender’s expense.

6.11                        Use of Proceeds.

Subject to the immediately succeeding sentence, use the proceeds of the Credit Extensions to finance working capital and to pay for expenditures in accordance and compliance with the Budget and the Bankruptcy Court Orders, provided that, for the avoidance of doubt, in no event shall the proceeds of the Credit Extensions be used (y) in contravention of any Law or of any Loan Document or (z) to pay, repay or prepay any Indebtedness or other obligations except in accordance with the Budget and approved by the Bankruptcy Court.

6.12                        ERISA Compliance.

Do, and cause each of its ERISA Affiliates to do, each of the following:  (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code.

6.13                        Additional Guarantors.

If any Person becomes a Domestic Subsidiary (other than an Excluded Subsidiary) after the Closing Date, cause such Person to (a) become a Guarantor (but, for the avoidance of doubt, excluding any Excluded Property from the property securing the Guaranty) by executing and delivering to the Administrative Agent and the Lenders a Joinder Agreement and (b) upon the request of the Administrative Agent or the Required Lenders in its or their sole discretion, deliver to the Administrative Agent and the Lenders such Organization Documents, resolutions and favorable opinions of counsel, all in form, content and scope reasonably satisfactory to the requesting Administrative Agent or Required Lenders (as applicable).  For the avoidance of doubt, no Excluded Subsidiary or Joint Venture that is not a Subsidiary shall be required to become a Guarantor pursuant to this Section 6.13 or pledge assets under Section 6.14 or otherwise.

6.14                        Pledged Assets.

(a)                                 Equity Interests.  Cause (i) 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary (other than Excluded Property) and (ii) 66% (or such greater percentage that, due to a change in an applicable Law after the Closing Date, (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (B) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956(c)(2)) in each Foreign Subsidiary (other than Excluded Property (other than, for the avoidance of doubt, Excluded Property described under clause (a) of the definition of “Excluded Property”)) directly owned by any Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents, and, in connection with the foregoing, deliver to the Administrative Agent and the other Lenders such other documentation as the Administrative Agent or the Required Lenders may request including, any filings and deliveries to perfect such Liens and favorable opinions of counsel all in form and substance reasonably satisfactory to the requesting Administrative Agent or Required Lenders (as applicable).

(b)                                 Other Property.  Cause all property (other than Excluded Property) of each Loan Party to be subject at all times to first priority, perfected and, in the case of owned real property, title insured Liens in favor of the Administrative Agent to secure the Obligations pursuant to the Loan Documents and the Bankruptcy Court Orders and, in connection with the foregoing, deliver to the Administrative Agent and the Lenders such other documentation as the Administrative Agent or the Required Lenders may request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions, Real Property Security Documents, and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the requesting Administrative Agent or Required Lenders (as applicable).

(c)                                  Organizational Documents of Joint Ventures.

(i)                                     Cause the JV Documents of each Joint Venture (other than a Prohibited Subsidiary) to (A) permit the pledge of the Equity Interests in such Joint Venture to secure the Obligations and (B) permit the transfer of such Equity Interests of such Joint Venture in connection with the exercise of remedies (including the transfer of such Equity Interests to a Person owned or controlled by or for the benefit of the Administrative Agent and the subsequent transfer by such Person to a third party (unless the Administrative Agent otherwise agrees that inclusion of the provision described in this parenthetical is not required)) with such transferee receiving the full rights held by the owner of such Equity Interests prior to such transfer (each such transfer an “Enforcement Transfer”).

(ii)                                  With respect to any JV Document entered into after the Closing Date, cause all Purchase Rights that may be exercised with respect to an Enforcement Transfer to require the holder of such Purchase Right to provide notice of its intent to exercise such Purchase Right during the period of 30 days after such holder receives notice of such Enforcement Transfer and a copy of the executed purchase agreement for such Enforcement Transfer (it being understood that the consummation of such Enforcement Transfer may be subject to customary conditions set forth in the purchase agreement including the expiration of such 30 day period without such holder giving notice of its intent to exercise such Purchase Right); provided that in the case of Enforcement Transfer that is the transfer of Equity Interests to a Person owned or controlled by or for the benefit of the Administrative Agent, then such 30 day period shall include at least five (5) days after such transfer is actually consummated (or, in each case, such other period agreed to by the Administrative Agent).

(d)                                 Joint Venture Management Agreements.

(i)                                     Cause each management agreement (or similar agreement) with a Joint Venture to be held by (and in the name of) a Wholly Owned Subsidiary of the Borrower.

(ii)                                  Use commercially reasonable efforts to cause each management agreement (or similar agreement) with a Joint Venture to contain provisions limiting rights to terminate the Management Agreement without prior written notice to the Administrative Agent and a period of 90 days to effectuate a transfer of such agreement to any Person in connection with the exercise of remedies under the Loan Documents (with such transferee receiving the full rights held by the applicable Wholly Owned Subsidiary of the Borrower prior to such transfer); permit such transfer and, in connection with such transfer, waive all existing defaults that are not then susceptible of cure and permit the transferee to cure all defaults which are susceptible of cure.

6.15                        Maintenance of Depository Relationship.

Maintain each Loan Party’s primary deposit relationship, including operating, cash management and collection/lockbox services, with Bank of America, N.A. or such other financial institution as the Administrative Agent may agree in its sole discretion.

6.16                        Anti-Corruption Laws and Sanctions.

Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List or any similar list enforced by any other relevant sanctions authority and maintain policies and procedures designed to promote and achieve compliance with such laws and regulations.

6.17                        Account Control Agreements.

To the extent requested by the Administrative Agent at any time, each Loan Party shall have entered into a customary account control agreement, in a form reasonably satisfactory to the Administrative Agent with the Administrative Agent and any bank or other financial institution with which such Loan Party maintains a deposit account.

6.18                        Post-Closing Items.

Each Credit Party shall execute and deliver the documents and complete the tasks set forth on Schedule 6.18, in each case, within the time limits specified therein (or such longer period agreed to by Administrative Agent in its sole discretion).

6.19                        Liquidity Consultant.

Retain at all times consultant chief restructuring officer (a “CRO”) satisfactory to the Administrative Agent.  FTI Consulting shall be deemed satisfactory to the Administrative Agent.  The Borrower shall ensure that the CRO will (upon reasonable notice) be available for periodic update calls with the chief financial officer of the Borrower, the Administrative Agent and the Lenders to discuss the cash flows of the Loan Parties and their Subsidiaries.

6.20                        Further Assurances.

Subject to the terms of the Bankruptcy Court Orders, take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as the Administrative Agent may require from time to time in order (a) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (b) to subject to valid and perfected first priority Liens to the Administrative Agent (for the benefit of the Secured Parties) on any of the Collateral or any other property of any Loan Party and its Subsidiaries and to have the Obligations be DIP Superpriority Claims, (c) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (d) to better assure, convey, grant, assign, transfer and confirm unto the Administrative Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document.  In furtherance of the foregoing, to the maximum extent permitted by applicable law and subject to the Bankruptcy Court Orders, each Loan Party (i) authorizes the Administrative Agent to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes the Administrative Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.  The assurances contemplated by this Section 6.20 shall be given under applicable non-bankruptcy law (to the extent not inconsistent with the Bankruptcy Code and the Bankruptcy Court Orders) as well as the Bankruptcy Code, it being the intention of the parties that the Administrative Agent may request assurances under applicable non-bankruptcy law, and such request shall be complied with (if otherwise made in good faith by the Administrative Agent) whether or not any of the Bankruptcy Court Orders are in force and whether or not dismissal of the Chapter 11 Case or any other action by the Bankruptcy Court is imminent, likely or threatened.

ARTICLE VII

NEGATIVE COVENANTS

Until the Facility Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.1                               Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)                                 Liens pursuant to any Loan Document;

(b)                                 Liens existing on the Closing Date and listed on Schedule 7.1 to the Disclosure Schedule Side Letter and any renewals or extensions thereof, provided that the property covered thereby is not increased;

(c)                                  Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)                                 Liens of landlords, carriers, warehousemen, mechanics, materialmen and repairmen or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or, if overdue for more than 60 days, which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)                                  pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)                                   deposits to secure the performance of bids, trade contracts, licenses and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)                                  easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)                                 Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.1(h);

(i)                                     Liens securing Indebtedness permitted under Section 7.3(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) such Liens attach to such property concurrently with or within ninety days after the acquisition thereof;

(j)                                    Licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of any Loan Party or any Subsidiary;

(k)                                 any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(l)                                     Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.2(a);

(m)                             Liens consisting of Purchase Rights to the extent the consideration required to be paid thereunder is based on a customary valuation method;

(n)                                 normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(o)                                 Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(p)                                 Liens granted by any MPT Operator on the MPT Senior Collateral to secure the MPT Claim or on the MPT Senior JV Collateral to secure the MPT JV Claim subject to (and in accordance with) the terms and provisions of the Bankruptcy Court Orders, provided that the Borrower, Holdings and First Choice shall not grant any Liens to secure the MPT Claim or the MPT JV Claim; and

(q)                                 Liens under the Prepetition Debt Documents, subject to (and in accordance with) the terms and provisions of the Bankruptcy Court Orders.

7.2                               Investments.

Make any Investments, except:

(a)                                 Investments held in the form of cash or Cash Equivalents;

(b)                                 Investments existing as of the Closing Date and set forth on Schedule 7.2 to the Disclosure Schedule Side Letter, to the extent such Investments are permitted to be made pursuant to the terms of the Bankruptcy Court Orders and is in accordance and compliance with the Budget;

(c)                                  Investments in any Person that is a Loan Party both prior to and after giving effect to such Investment, provided that (i) such Investment is made in accordance with the Budget and is permitted by the Bankruptcy Court Orders and (ii) in the case of an Investment (A) involving the Borrower, the Borrower shall be the Person such Investment is made in (and not the Person making such Investment) and (B) in an MPT Operator (other than an Investment by an MPT Operator in another MPT Operator) (1) no Default or Event of Default exists or would result therefrom and (2) such Investment has been approved in writing by the Administrative Agent;

(d)                                 Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party;

(e)                                  Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)                                   loans and advances to employees of the Borrower or any Subsidiary for reimbursable expenses in the ordinary course of business that are funded in accordance and compliance with the Budget and permitted by the Bankruptcy Court Orders;

(g)                                  [reserved];

(h)                                 Investments consisting of non-cash loans made by the Borrower to officers, directors and employees of the Borrower or any Subsidiary which are used by such Persons to purchase simultaneously Equity Interests of the Borrower;

(i)                                     Investments consisting of Swap Contracts permitted by Section 7.3;

(j)                                    Guarantees permitted by Section 7.3(k); and

(k)                                 Investments in Joint Ventures (including the transfer of real estate and equipment by subleases, Subsidiaries, cash and other property to Joint Ventures and the exercise of purchase and call rights under Organization Documents of Joint Ventures); provided (i) no Default exists or would result therefrom; and (ii) the funding of such Investments are made in accordance with the Budget and are permitted by the Bankruptcy Court Orders.

7.3                               Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                 Indebtedness under the Loan Documents;

(b)                                 Indebtedness outstanding on the Closing Date set forth on Schedule 7.3 to the Disclosure Schedule Side Letter (and renewals, refinancings and extensions thereof); provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, renewal or extension are no less favorable in any material respect to the Loan Parties and their Subsidiaries or the Lenders than the terms of the Indebtedness being refinanced, renewed or extended;

(c)                                  intercompany Indebtedness permitted under Section 7.2; provided that in the case of Indebtedness owing by a Loan Party to a Foreign Subsidiary (i) such Indebtedness shall be subordinated to the Obligations in a manner and to an extent reasonably acceptable to the Administrative Agent and (ii) such Indebtedness shall not be prepaid unless no Default exists immediately prior to or after giving effect to such prepayment;

(d)                                 obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, and not for purposes of speculation or taking a “market view;” (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; and (iii) such Swap Contract is permitted by the Bankruptcy Court Orders.

(e)                                  purchase money Indebtedness (including obligations in respect of capital leases and Synthetic Lease Obligations) incurred prior to the Petition Date to finance the purchase of fixed assets, provided that such Indebtedness when incurred shall not have exceeded the purchase price of the asset(s) financed;

(f)                                   Indebtedness incurred by the members of the MPT Group under the MPT Documents (i) prior to the Petition Date and (ii) after the Petition Date, to the extent permitted by the Bankruptcy Court Orders and approved in writing by the Administrative Agent;

(g)                                  Indebtedness which may be deemed to exist pursuant to any performance, surety, statutory, appeal bonds or similar obligations incurred in the ordinary course of business;

(h)                                 Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument, in each case, drawn against insufficient funds in the ordinary course of business, provided, that such Indebtedness is extinguished within 5 Business Days of its incurrence;

(i)                                     the Prepetition Credit Facility Debt under the Prepetition Credit Facility, subject to (and in accordance with) the terms and provisions of the Bankruptcy Court Orders;

(j)                                    other Indebtedness that was in existence prior to and as of the Petition Date; and

(k)                                 Guarantees with respect to Indebtedness permitted under this Section 7.3; provided that (i) no member of the Non-MPT Group (other than Holdings and the Borrower) shall Guarantee any Indebtedness under the MPT Documents, (ii) any Guarantee by Holdings or the Borrower of any Indebtedness under the MPT Documents (other than the MPT Cost Overrun Guaranties) shall be subordinated to the Obligations in accordance with terms and provisions of the Bankruptcy Court Orders, and (iii) the Borrower shall not Guarantee any Indebtedness under the MPT Documents.

7.4                               Fundamental Changes.

Merge, dissolve, liquidate or consolidate with or into another Person, except that so long as no Event of Default exists or would result therefrom and such transaction is permitted by the Bankruptcy Court Orders, (a) the Borrower may merge or consolidate with any of its Subsidiaries; provided that (i) the Borrower is the continuing or surviving Person and (ii) such Subsidiary is not an MPT Operator, (b) any Subsidiary of the Borrower may merge or consolidate with any other Subsidiary of the Borrower provided that (i) if a Guarantor is a party to such transaction, the continuing or surviving Person is a Guarantor and (ii) no MPT Operator shall merge or consolidate with any Subsidiary that is not an MPT Operator unless, subject to Section 7.16, such merger or consolidation is pursuant to a property substitution under an MPT Document and (c) any Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, (i) could not reasonably be expected to have a Material Adverse Effect, (ii) would not result in any property that constitutes MPT Senior Collateral being distributed or otherwise transferred to any Loan Party or any Subsidiary in each case that is not a member of the MPT Group and (iii) any assets or property of any such Subsidiary that is a Guarantor shall be transferred to another Loan Party.

7.5                               Dispositions.

Make any Disposition except:

(a)                                 Permitted Transfers;

(b)                                 subject to Section 7.15, the Disposition of a Non-MPT Facility if after giving effect to such Disposition such Non-MPT Facility would be an MPT Facility; and

(c)                                  Sale and Leaseback Transactions to the extent permitted by the Bankruptcy Court Orders.

7.6                               Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that each Loan Party and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person; provided that any such Equity Interests that are Collateral shall be granted a Lien on in favor of the Administrative Agent for the benefit of the Secured Parties and such Lien shall be perfected on and have the required priority required by this Agreement and the other Loan Documents and the Bankruptcy Court Orders.

7.7                               Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Loan Parties and their Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

7.8                               Transactions with Affiliates.

Enter into or permit to exist any transaction or series of transactions with any Affiliate of such Person, whether or not in the ordinary course of business, other than, in each case, to the extent permitted by the Bankruptcy Court Orders and in accordance (and compliance) with the Budget, (a) transactions among Loan Parties, (b) intercompany transactions expressly permitted by Section 7.2, Section 7.3, Section 7.4, Section 7.5 or Section 7.6, (c) normal and reasonable compensation and reimbursement of expenses of officers and directors and (d) except as otherwise specifically limited in this Agreement, other transactions which are on terms and conditions not substantially less favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an Affiliate.

7.9                               Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party, (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i) through (v) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 7.3(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (4) subject to (and in accordance with) the terms and provisions of the Bankruptcy Court Orders, the MPT Documents (and amendments thereto not prohibited by Section 7.16), provided that any such restriction contained therein relates only to the Borrower or any Subsidiary party to the MPT Documents or (5) the Prepetition Debt Documents, subject to (and in accordance with) the terms and provisions of the Bankruptcy Court Orders.

7.10                        Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11                        [Reserved].

7.12                        Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a)                                 Amend or modify any of its Organization Documents in a manner adverse to the Lenders.

(b)                                 Change its fiscal year.

(c)                                  Without providing ten (10) days prior written notice to the Administrative Agent (or such lesser period as the Administrative Agent may agree), change its name, state of formation or form of organization.

7.13                        Sanctions.

Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Administrative Agent or otherwise) of Sanctions.

7.14                        Anti-Corruption Laws.

Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or other similar anti-corruption legislation in other jurisdictions.

7.15                        MPT Documents and Transactions.

(a)                                 Amend, restate, supplement, extend or modify any of the MPT Documents or the MPT JV Documents in a manner that (i) is in contravention or violation of any Bankruptcy Court Order, (ii) that has not been approved in writing by the Administrative Agent (and, if materially adverse to any Lender, approved in writing by the Required Lenders), (iii) grants a Lien on any of the assets or property of the Borrower, Holdings or First Choice or (iv) makes the Borrower a party thereto or otherwise obligates the Borrower to perform any duty, liability or obligation thereunder or to Guarantee or otherwise be responsible for any obligations incurred thereunder.

(b)                                 Make any optional prepayment (including by way of depositing money or securities with respect thereto before due for the purposes of paying when due) of any of the obligations of Holdings and its Subsidiaries under the MPT Documents or the MPT JV Documents or make any other payment of any of the obligations of Holdings and its Subsidiaries under the MPT Documents or the MPT JV Documents, in each case, (i) in violation or breach of the Bankruptcy Court Orders and (ii) that has not been approved in writing by the Administrative Agent.

(c)                                  Sell, transfer, license, lease or otherwise dispose of any Non-MPT Facility if after giving effect thereto such Non-MPT Facility would be an MPT Facility.

7.16                        Permitted Activities of the Borrower and Holdings.

Notwithstanding anything to the contrary in this Agreement, permit the Borrower or Holdings to (a) own any material property other than cash, Cash Equivalents and the Equity Interests of its Subsidiaries, (b) have any material liabilities other than (i) obligations under the Loan Documents and contracts and agreements (including with respect to indemnities) entered into prior to the Petition Date with its respective officers, directors, consultants and employees relating to their employment, services or directorships, (ii) tax liabilities in the ordinary course of business, (iii) corporate, administrative and operating expenses incurred in the ordinary course of business and (iv) guarantees of real property and other leases or similar agreements of Holdings or any Subsidiary or become direct obligor under such agreements, or (c) engage in any business other than (i) owning the Equity Interests of its Subsidiaries and activities incidental or related thereto and (ii) performing its obligations under the contracts and agreements (including with respect to indemnities) with its respective officers, directors, consultants and employees relating to their employment, services or directorships and guarantees if real property and other leases or similar agreements of Holdings or any Subsidiary or direct obligor under such agreements and (iii) with respect to Holdings only, performing its obligations under the MPT Documents and the Prepetition Debt Documents, in each case of this clause (c)(iii), in accordance and compliance with the terms and provisions of the Bankruptcy Court Orders and the Loan Documents.

7.17                        No Investment Company.

Be an “investment company” or a company “controlled” by an “investment company,” as such terms are defined in the Investment Company Act, or to otherwise be registered or required to be registered or subject to the restrictions imposed by the Investment Company Act.

7.18                        Use of Property; Post-Filing Pleadings.

On or after the Petition Date, each Loan Party agrees that it shall not, without the Required Lenders’ prior written consent, file any motions or pleadings with the Bankruptcy Court (a) seeking authority for any Loan Party to (i) use any of the material properties or assets of the Loan Parties outside the ordinary course of business, (ii) satisfy prepetition claims of the Loan Parties or (iii) incur material administrative costs, in each case, to the extent such relief is inconsistent with this Agreement, the other Loan Documents, the Bankruptcy Court Orders or the Budget, or (b) seeking relief that is otherwise inconsistent with this Agreement and the Bankruptcy Court Orders.

7.19                        Bankruptcy Court Orders; Administrative Priority; Lien Priority;  Payment of Claims.

(a)                                 At any time, seek, consent to or suffer to exist any reversal, modification, amendment, stay or vacation of any of the Bankruptcy Court Orders, except for modifications and amendments agreed to by the Administrative Agent and the Required Lenders.

(b)                                 At any time, suffer to exist a priority for any administrative expense or unsecured claim against the Loan Parties (now existing or hereafter arising of any kind or nature whatsoever), including any administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c) 726 and 1114 of the Bankruptcy Code equal or superior to the priority of the Administrative Agent and the Lenders in respect of the Obligations, except as provided in Section 2.3.

(c)                                  At any time, suffer to exist any Lien on the Collateral having a priority equal or superior to the Lien in favor of the Administrative Agent for the benefit of the Secured Parties in respect of the Collateral.

(d)                                 Prior to the date on which the Facility Termination Date has occurred, pay any administrative expense claims except (i) professional expenses to the extent provided in the Budget and approved by the Bankruptcy Court, (ii) Obligations due and payable hereunder, and (iii) other administrative expense and professional claims incurred in the ordinary course of the business of the Loan Parties or the Chapter 11 Case to the extent provided in the Budget, in each case, with the prior written consent of the Administrative Agent.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.1                               Events of Default.

Any of the following shall constitute an Event of Default:

(a)                                 Non-Payment.  Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.1, 6.2, 6.3(a), 6.5(a), 6.10, 6.11, 6.13, 6.14, 6.16, 6.18 or 6.19 or Article VII; or

(c)                                  Other Defaults.  Any Loan Party fails to perform or observe (i) any term, covenant or agreement contained in Section 6.20 and such failure continues for five Business Days or (ii) any other covenant or agreement (not specified in Section 8.1 (a) or (b) above or Section 8.1(c)(i) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days; or

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)                                  General Cross-Default.  (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder, Indebtedness under Swap Contracts and Indebtedness under the MPT Documents) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; provided that, with respect to any such failure or event that occurred prior to the Petition Date, such failure or event shall be an Event of Default solely to the extent not subject to the automatic stay by the Bankruptcy Court at all times during the Term; or

(f)                                   [Reserved].

(g)                                  Attachment.  Any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Loan Party or any of its Subsidiaries that is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h)                                 Judgments.  There is entered against any Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)                                    Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the occurrence of the Facility Termination Date, ceases to be in full force and effect or ceases to give the Administrative Agent any material part of the Liens purported to be created hereby or thereby or by any Bankruptcy Court Order; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)                                 Change of Control.  There occurs any Change of Control; or

(l)                                     MPT Documents.  The occurrence of any event of default (or similar term) under one or more MPT Documents (i) with respect to any such event of default (or similar term) occurring on or prior to the Petition Date, that are not subject to the automatic stay by the Bankruptcy Court at all times during the Term and (ii) occurring after the Petition Date; or

(m)                             Chapter 11 Milestones.  The failure to meet any of the following milestones:

(i)                                     obtain entry of the Final Bankruptcy Court Order on or before the date that is 28 days after the Petition Date; or

(ii)                                  obtain order from the Bankruptcy Court approving a disclosure statement for a plan, acceptable to the Administrative Agent, on or before the date that is 35 days after the Petition Date; or

(iii)                               obtain order from the Bankruptcy Court confirming a plan of reorganization, acceptable to the Administrative Agent, on or before the date that is 90 days after the Petition Date; or

(n)                                 Chapter 11 Case.

(i)                                     the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order shall have been stayed, amended, modified, reversed, or vacated; or

(ii)                                  an order with respect to the Chapter 11 Case shall be entered by the Bankruptcy Court appointing, or any Loan Party shall file an application for an order with respect to any

Chapter 11 Case seeking the appointment of, (i) a trustee under Section 1104 of the Bankruptcy Code, or (ii) an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code; or

(iii)                               an order with respect to the Chapter 11 Case shall be entered by the Bankruptcy Court converting such Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code; or

(iv)                              an order shall be entered by the Bankruptcy Court confirming a plan of reorganization in the Chapter 11 Case which does not (i) contain a provision for termination of the Commitments and payment and performance in full of all Obligations of the Loan Parties hereunder and under the other Loan Documents and cause the Facility Termination Date to occur on or before the effective date of such plan or plans upon entry thereof and (ii) provide for the continuation and perfection of the Liens and security interests granted to the Administrative Agent for the benefit of the Administrative Agent and the Lenders and priorities provided herein and in the other Loan Documents and the Bankruptcy Court Orders until such plan effective date; or

(v)                                 an order shall be entered by the Bankruptcy Court dismissing the Chapter 11 Case which does not contain a provision for termination of the Commitments, and the payment in and performance in full of all Obligations of the Loan Parties hereunder and under the other Loan Documents and the occurrence of the Facility Termination Date upon entry thereof; or

(vi)                              an order with respect to the Chapter 11 Case shall be entered by the Bankruptcy Court without the express prior written consent of the Administrative Agent and the Required Lenders, (i) to revoke, reverse, stay, modify, supplement or amend any of the Bankruptcy Court Orders, (ii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to the Loan Parties equal or superior to the priority of the Administrative Agent and the other Secured Parties in respect of the Obligations, (iii) to grant or permit the grant of a Lien on the Collateral other than a Permitted Lien, or (iv) to modify or vacate the automatic stay to allow (or any Loan Party or its Affiliates otherwise permits) the holders of any Permitted Liens to enforce or to exercise any rights and remedies against Loan Party or any Loan Party’s property; or

(vii)                           an application for any of the orders described in clauses (i) through (vi) above shall be made by a Person and such application is not contested by the Loan Parties in good faith and the relief requested is granted in an order that is not stayed pending appeal; or

(viii)                        any action shall be commenced against the Administrative Agent or any other Secured Party or any Related Party of any of them by or on behalf of any Loan Party or any of its Affiliates, officers or employees; or

(ix)                              any termination or modification of the exclusivity periods set forth in section 1121 of the Bankruptcy Code unless consented to by the Administrative Agent; or

(x)                                 an order shall be entered by the Bankruptcy Court that is not stayed pending appeal granting relief from the automatic stay to any creditor of any Loan Party with respect to any claim in an amount equal to or exceeding $50,000 in the aggregate (for all such claims of all such creditors); or

(xi)                              (A) any Loan Party shall attempt to invalidate, reduce or otherwise impair the Liens or security interests of the Administrative Agent and/or the Lenders’, claims or rights against such Person or to subject any Collateral to assessment pursuant to Section 506(c) of the Bankruptcy Code, (B) any Lien or security interest created by this Agreement, the other Loan Documents or the Bankruptcy Court Orders shall, for any reason, cease to be valid and have the priorities and perfection set forth herein and therein or (C) any action shall be commenced by any Loan Party which contests the validity, perfection, priority or enforceability of any of the Liens and security interests of the Administrative Agent and/or the other Secured Parties created by any of the Bankruptcy Court Orders, this Agreement or any other Loan Document; or

(xii)                           (A) the determination made or action taken by any Loan Party, whether by vote of such Person’s board of directors or otherwise, to (1) suspend the operation of such Person’s business in the ordinary course, (2) liquidate all or substantially all of such Person’s assets, or (3) employ an agent or other third party to conduct any sales of all or substantially all of such Person’s assets, or (B) the filing of a motion or other application in the Chapter 11 Case, seeking authority to do any of the foregoing; or

(xiii)                        the Bankruptcy Court Orders or any security agreement, any pledge agreement, any mortgage or any other security document, related to this Agreement, any other Loan Document or the Bankruptcy Court Orders after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and first priority Lien in favor of the Administrative Agent for the benefit of the Secured Parties on any Collateral purported to be covered hereby or thereby.

8.2                               Remedies Upon Event of Default.

Notwithstanding anything in Section 362 of the Bankruptcy Code, but subject to the Bankruptcy Court Orders, upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may (or shall, at the request of the Required Lenders) take any or all of the following actions, at the same time or different times, in each case without further order of or application to the Bankruptcy Court:

(a)                                 declare any commitment of each Lender to make any Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts and Obligations owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)                                  [reserved]; and

(d)                                 exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law or at equity.

Neither the Loan Parties nor any other party-in-interest shall have the right to contest the enforcement of remedies set forth in the Bankruptcy Court Orders and the Loan Documents on any basis other than an assertion that an Event of Default has not occurred or has been cured within the cure periods expressly set forth in the applicable Loan Documents. The Loan Parties shall cooperate fully with the Administrative Agent and the other Secured Parties in their exercise of rights and remedies, whether against the Collateral or otherwise.  The Loan Parties hereby waive any right to seek relief under the

Bankruptcy Code, including under Section 105 thereof, to the extent such relief would restrict or impair the rights and remedies of the Administrative Agent and the other Secured Parties set forth in the Bankruptcy JCourt Orders and in the Loan Documents.

In case any one or more of the covenants and/or agreements set forth in this Agreement or any other Loan Document shall have been breached by any Loan Party, then the Administrative Agent or any other Secured Party may proceed to protect and enforce the Secured Parties’ rights either by suit in equity and/or by action at law, including an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement or such other Loan Document.  Without limitation of the foregoing, the Loan Parties agree that failure to comply with any of the covenants contained herein will cause irreparable harm and that specific performance shall be available in the event of any breach thereof (without the necessity of posting bond or other security and without the need to prove damages).  The Administrative Agent and any other Secured Party acting pursuant to this paragraph shall be indemnified by the Loan Parties against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including reasonable legal and accounting fees and expenses) in accordance with the terms hereof.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, each Loan Party hereby irrevocably and unconditionally constitutes and appoints the Administrative Agent and any of the Administrative Agent’s Affiliates, attorneys, representatives or agents, with full power of substitution, as such Loan Party’s true and lawful attorney-in-fact with full irrevocable and unconditional power and authority in the place and stead of such Loan Party and in the name of such Loan Party or in its own name, for the purpose of carrying out the terms of this Agreement and the other Loan Documents, to take any appropriate steps or actions and to execute and deliver (and perform under on such Loan Party’s behalf) any agreement, document or instrument that may be necessary or desirable to accomplish the purposes and/or effectuate the items and actions set forth in this Agreement and the other Loan Documents, including (i) any actions that any such Loan Party fails to take that are required under such documents, agreements or instruments and (ii) during the existence of any Event of Default.

8.3                               Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Obligations have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.14, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to payment of any other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Fifth payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full and all Commitments have been terminated, to the Borrower or as otherwise required by Law.

ARTICLE IX

ADMINISTRATIVE AGENT

9.1                               Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Deerfield to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Loan Documents and the Bankruptcy Court Orders, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.4(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.2                               Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

9.3                               Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby.  The Administrative Agent shall be deemed not to have knowledge of any Default.  The Administrative Agent shall have no responsibility or duty to provide any agreements, instruments or documents that it receives from any Loan Party or any of its Affiliates to any Lender.

Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or there in or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Loan Documents or the Bankruptcy Court Orders, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, advisor or attorney in fact that it selects.

9.4                               Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5                               Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub- agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.6                               Resignation of Administrative Agent.

(a)                                 The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 [Reserved].

(c)                                  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.1(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.4 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

9.7                               Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.8                               [Reserved].

9.9                               Administrative Agent May File Proofs of Claim; Credit Bidding.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.9 and 11.4) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9 and 11.4.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject,

(c)                                  at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a)(i) through (a)(vi) of Section 11.1, and (ii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Lender or any acquisition vehicle to take any further action.

9.10                        Collateral and Guaranty Matters.

Without limiting the provisions of Section 9.9, each of the Lenders irrevocably authorizes the Administrative Agent, at its option and in its discretion,

(a)                                 to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document or any Recovery Event, or (iii) as approved in accordance with Section 11.1;

(b)                                 to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.1(i); and

(c)                                  to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Secured Parties for any failure to monitor or maintain any portion of the Collateral.

ARTICLE X

GUARANTY

10.1                        The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender and each other holder of Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations (including all interest that accrues after the commencement of the Chapter 11 Case, whether or not a claim for post-filing interest is allowed in the Chapter 11 Case) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

10.2                        Obligations Unconditional.

The obligations of the Guarantors under Section 10.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 10.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Loan Party for amounts paid under this Article X until such time as the Facility Termination Date has occurred.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)                                 at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)                                 any of the acts mentioned in any of the provisions of any of the Loan Documents or other documents relating to the Obligations shall be done or omitted;

(c)                                  the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)                                 any Lien granted to, or in favor of, the Administrative Agent or any other Secured Party as security for any of the Obligations shall fail to attach or be perfected; or

(e)                                  any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any other Secured Party exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations, or against any other Person under any other guarantee of, or security for, any of the Obligations.

10.3                        Reinstatement.

The obligations of each Guarantor under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any Secured Party, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each other Secured Party on demand for all reasonable costs and expenses (including the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

10.4                        Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 10.2 and through the exercise of rights of contribution pursuant to Section 10.6.

10.5                        Remedies.

The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the Administrative Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 10.2 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 10.2) for purposes of Section 10.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 10.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Loan Documents and the Bankruptcy Court Orders and that the Secured Parties may exercise their remedies hereunder and thereunder in accordance with the terms hereof and thereof.

10.6                        Rights of Contribution.

The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment.  The payment obligations of any Guarantor under this Section 10.6 shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been paid-in-full and the Commitments have terminated, and none of the Guarantors shall exercise any right or remedy under this Section 10.6 against any other Guarantor until such Obligations have been paid-in-full and the Commitments have terminated.  For purposes of this Section 10.6, (a) “Excess Payment” shall mean the amount paid by any Guarantor in excess of its Ratable Share of any Obligations; (b) “Ratable Share” shall mean, for any Guarantor in respect of any payment of Obligations, the ratio (expressed as a percentage) as of the date of such payment of Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder) of the Loan Parties; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; and (c) “Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment. This Section 10.6 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Law against the Borrower in respect of any payment of Obligations.

10.7                        Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article X is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to the Obligations whenever arising.

10.8                        Limitation of Liability.

Each Guarantor, and by its acceptance of the Guaranty in this Section X, the Administrative Agent and each Lender, hereby confirms that it is the intention of all such Persons that such Guaranty and the Obligations of each Guarantor under the Loan Documents not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law to the extent applicable to such Guaranty and the Obligations of each Guarantor under the Loan Documents. To effectuate the foregoing intention, the Administrative Agent, the Lenders and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under such Guaranty and the Loan Documents at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under such Guaranty and the Loan Documents not constituting a fraudulent transfer or conveyance, after taking into account each Guarantor’s rights of subrogation, indemnification or contribution which such Guarantor may have under such Guaranty, under the Loan Documents, any other agreement or applicable law.

ARTICLE XI

MISCELLANEOUS

11.1                        Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that

(a)                                 no such amendment, waiver or consent shall:

(i)                                     extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2) without the written consent of such Lender (it being understood and agreed that a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii)                               reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (i) of the final proviso to this Section 11.1) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such amount; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(iv)                              change Sections 8.3 or 2.13 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(v)                                 change any provision of this Section 11.1(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;

(vi)                              release all or substantially all of the Collateral without the written consent of each Lender whose Obligations are secured by such Collateral;

(vii)                           release the Borrower without the consent of each Lender, or, except in connection with a transaction permitted under Section 7.4 or Section 7.5, all or substantially all of the value of the Guaranty without the written consent of each Lender whose Obligations are guaranteed thereby, except to the extent such release is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(b)                                 [reserved];

(c)                                  [reserved]; and

(d)                                 unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, further, that notwithstanding anything to the contrary herein, (i) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (ii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Loan Parties (i) to add one or more additional term loan facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

Notwithstanding any provision herein to the contrary the Administrative Agent and the Borrower may amend, modify or supplement this Agreement or any other Loan Document to cure or correct administrative errors or omissions, any ambiguity, omission, defect or inconsistency or to effect administrative changes, and such amendment shall become effective without any further consent of any other party to such Loan Document so long as (i) such amendment, modification or supplement does not adversely affect the rights of any Lender or other holder of Obligations in any material respect and (ii) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the

Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

11.2                        Notices; Effectiveness; Electronic Communications.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to any Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.2; and

(ii)                                  if to any Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                                  [Reserved].

(d)                                 Change of Address, Etc.  Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)                                  Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.3                        No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document (including the imposition of the Default Rate) preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.2 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.8 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.4                        Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  The Loan Parties shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and any Lender) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, the Bankruptcy Court Orders or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and the Chapter 11 Case, and (ii) all out of pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, the Bankruptcy Court Orders and the Chapter 11 Case, including its rights under this Section, or in connection with the Loans made hereunder and the other Obligations, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)                                 Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party) arising out of, in connection with, or as a result of (i) the Bankruptcy Court Orders, the Chapter 11 Case or the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or by the Bankruptcy Court Orders or the Chapter 11 Case, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.1), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any Related Indemnified Person of such Indemnitee or (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.1(c), this Section 11.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                                  Reimbursement by Lenders.  To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposures of all Lenders at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of the Administrative Agent acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                                   Survival.  The agreements in this Section and the indemnity provisions of Section 11.2(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.5                        Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations, the termination of the Commitments and this Agreement and the occurrence of the Facility Termination Date.

11.6                        Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     [Reserved].

(ii)                                  Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Borrower an Assignment and Assumption.  The assignee, if it shall not be a Lender or an Affiliate of a Lender, shall deliver to the Borrower an Administrative Questionnaire.

(iii)                               No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Subsidiaries or (B) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

From and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.4 and 11.4 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  Register.  The Borrower, shall maintain at its address referred to in Section 11.2 a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  With respect to any discrepancies between the Register maintained by the Borrower and any records maintained by the Administrative Agent or the Lenders, the records of the Administrative Agent and/or such Lenders shall govern and control.  The Register shall be available for inspection by the

Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person) or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (i) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.4(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.1(a) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1 and 3.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.1(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.6 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.1 or 3.4, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.6 with respect to any Participant.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.8 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, neither Borrower nor the Administrative Agent (in its capacity as Administrative Agent) shall have any responsibility for maintaining a Participant Register.

(e)                                  Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.7                        Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary, provided that, in the case of information received from a Loan Party or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Administrative Agent, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and, in any event the Loan Parties and their Affiliates will provide the Administrative Agent with a copy of, and consult with the Administrative Agent before issuing, any press release or other public disclosure with respect to the Agreement or the other Loan Documents or the transactions contemplated hereby or thereby and will consider in good faith any comments of the Administrative Agent.

11.8                        Rights of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender and each of such Lender’s Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender different from the branch or office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.  Notwithstanding the provisions of this Section 11.8, if at any time any Lender or any of its Affiliates maintains one or more deposit accounts for the Borrower or any other Loan Party into which Medicare and/or Medicaid receivables are deposited, such Person shall waive the right of setoff set forth herein.

11.9                        Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

It is the intention of the parties to comply with applicable usury Law.  The parties agree that the total amount of interest contracted for, charged, collected or received by the Administrative Agent and the Lenders under this Agreement shall not exceed the Maximum Rate.  To the extent, if any, that Chapter 303 of the Texas Finance Code (the “TX Code”) is relevant for purposes of determining the Maximum Rate, the parties elect to determine the Maximum Rate under the TX Code pursuant to the “weekly ceiling” from time to time in effect, as referred to and defined in § 303.001-303.016 of the TX Code; subject, however, to any right the Lenders subsequently may have under applicable Law to change the method of determining the Maximum Rate.  Notwithstanding any contrary provisions contained herein, (a) the Maximum Rate shall be calculated on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be; (b) in determining whether the interest hereunder exceeds interest at the Maximum Rate, the total amount of interest shall be spread throughout the entire term of this Agreement until its payment in full; (c) if at any time the interest rate chargeable under this Agreement would exceed the Maximum Rate, thereby causing the interest payable under this Agreement to be limited to the Maximum Rate, then any subsequent reductions in the interest rate(s) shall not reduce the rate of interest charged under this Agreement below the Maximum Rate until the total amount of interest accrued from and after the date of this Agreement equals the amount of interest which would have accrued if the interest rate(s) had at all times been in effect; (d) if the Administrative Agent or any Lender ever charges or receives anything of value which is deemed to be interest under applicable Texas Law, and if the occurrence of any event, including acceleration of maturity of obligations owing to the Lenders, should cause such interest to exceed the maximum lawful amount, any amount which exceeds interest at the Maximum Rate shall be applied to the reduction of the unpaid principal balance under this Agreement or any other indebtedness owed to the Lenders by the Borrower, and if this Agreement and such other indebtedness are paid in full, any remaining excess shall be paid to the Borrower; and (e) Chapter 346 of the TX Code shall not be applicable to this Agreement or the Obligations outstanding hereunder.

11.10                 Counterparts; Integration; Effectiveness.

This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement, such other Document or certificate (as applicable) by fax transmission or e-mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or certificate (as applicable).  Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

11.11                 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive (and shall continue to be made in accordance with the terms hereof and thereof after) the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect (and shall continue to be made in accordance with the terms of the applicable Loan Documents) as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or the Facility Termination Date has not occurred.  Notwithstanding anything to the contrary in the Loan Documents, the obligations of the Loan Parties under Article III and any provisions that concern or are related to the obligations of the Loan Parties and the Lenders under this Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the other Obligations or the termination of this Agreement or any of the other Loan Documents or any provision hereof or thereof.

11.12                 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13                 Parties Including Trustees; Bankruptcy Court Proceedings.

This Agreement, the other Loan Documents, and all Liens created hereby or pursuant hereto or to any other Loan Document shall be binding upon each Loan Party, the estate of each Loan Party, and any trustee or successor in interest of any Loan Party in any Chapter 11 Case or any subsequent case commenced under Chapter 7 of the Bankruptcy Code or any other bankruptcy or insolvency laws, and shall not be subject to Section 365 of the Bankruptcy Code.  This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of the Administrative Agent and Lenders and their respective assigns, transferees and endorsees.  The Liens created by this Agreement, the other Loan Documents and the Bankruptcy Court Orders shall be and remain valid and perfected in the event of the substantive consolidation or conversion of any Chapter 11 Case or any other bankruptcy case of any Loan Party to a case under Chapter 7 of the Bankruptcy Code, or in the event of dismissal of any Chapter 11 Case or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that Lenders file financing statements or otherwise perfect its security interests or Liens under applicable law.

11.14                 Governing Law; Jurisdiction; Etc.

(a)                                 GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (AND, AS APPLICABLE, THE BANKRUPTCY CODE).

(b)                                 SUBMISSION TO JURISDICTION.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND THE BANKRUPTCY COURT, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR THE BANKRUPTCY COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING

ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS SECTION 11.14, THE BANKRUPTCY COURT SHALL HAVE JURISDICTION OVER ANY ACTION OR DISPUTE INVOLVING, RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

(c)                                  WAIVER OF VENUE.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.2.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15                 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16                 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests to the Loan Parties and their respective Affiliates. To the fullest extent permitted by Law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17                 Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement, any other document executed in connection herewith and the transactions contemplated hereby (including Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

11.18                 Exclusion from Representations and Warranties and Covenants.

Notwithstanding anything herein or in any other Loan Document to the contrary, if the Borrower, Holdings or any Subsidiary is subject to any investigation, review or proceeding by any Governmental Authority and Holdings or such Subsidiary is prohibited by applicable Law from disclosing such investigation, review or proceeding to the Administrative Agent, then:

(a)                                 Holdings or such Subsidiary shall not be obligated to disclose such investigation, review or proceeding to the Administrative Agent or any Lender; and

(b)                                 except as set forth in clause (a), such investigation, review or proceeding shall not be excluded from the representations and warranties contained in Article VI, in any other Loan Document or in any document furnished at any time under or in connection with this Agreement or any other Loan Document, provided that the determination of whether such investigation, review or proceeding could reasonably be expected to have a Material Adverse Effect shall be made by the Borrower in good faith and in its reasonable discretion.

11.19                 USA PATRIOT Act Notice.

Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.  L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Patriot Act.  The Loan Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

11.20                 Subordination of Intercompany Indebtedness.

Each Loan Party (a “Subordinating Loan Party”) agrees that the payment of all obligations and indebtedness, whether principal, interest, fees and other amounts and whether now owing or hereafter arising, owing to such Subordinating Loan Party by any other Loan Party is expressly subordinated to the payment in full in cash of the Obligations.  If the Administrative Agent so requests, any such obligation or indebtedness shall be enforced and performance received by the Subordinating Loan Party as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement or any other Loan Document.  Without limitation of the foregoing, so long as no Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to any such obligations and indebtedness, provided, that in the event that any Loan Party receives any payment of any such obligations and indebtedness at a time when such payment is prohibited by this Section, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Administrative Agent.

11.21                 ENTIRE AGREEMENT.

THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE BANKRUPTCY COURT ORDERS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.22                 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:  (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable:  (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	ADEPTUS HEALTH INC.

	By:	/s/ Frank Williams
	Name:	Frank Williams
	Title:	Executive Vice President

GUARANTORS:	By:	/s/ Frank Williams
	Name:	Frank Williams
	Title:	Executive Vice President

ADEPTUS HEALTH COLORADO HOLDINGS LLC
ADEPTUS HEALTH LLC
ADEPTUS HEALTH MANAG0EMENT LLC
ADEPTUS HEALTH PHOENIX HOLDINGS LLC
ADEPTUS HEALTH VENTURES LLC
ADPT COLUMBUS HOLDINGS LLC
ADPT DFW HOLDINGS LLC
ADPT HOUSTON HOLDINGS LLC
ADPT NEW ORLEANS HOLDINGS LLC
ADPT NEW ORLEANS MANAGEMENT LLC
ADPT-AZ MPT HOLDINGS LLC
ADPT-AZ RE HOLDINGS LLC
ADPT-CO MPT HOLDINGS LLC
ADPT-CO RE HOLDINGS LLC
ADPT-COLUMBUS MPT HOLDINGS LLC
ADPT-COLUMBUS RE HOLDINGS LLC
ADPT-DFW MPT HOLDINGS LLC
ADPT-DFW RE HOLDINGS LLC
ADPT-HOUSTON MPT HOLDINGS LLC
ADPT-HOUSTON RE HOLDINGS LLC
ADPT-LA MPT HOLDINGS LLC
ADPT-LA RE HOLDINGS LLC
AJNH MEDICAL CENTER LLC
ALAMO HEIGHTS SA MEDICAL CENTER LLC
ALGIERS MEDICAL CENTER LLC
ALVIN MEDICAL CENTER LLC
ANTHEM MEDICAL CENTER LLC
ANTOINE MEDICAL CENTER LLC
ARIZONA GENERAL ER LLC
ATASCOCITA 1960 MEDICAL CENTER LLC
AUSTIN BRODIE MEDICAL CENTER LLC
BAYTOWN MEDICAL CENTER LLC
BELLA TERRA MEDICAL CENTER LLC
BENDER’S LANDING MEDICAL CENTER LLC
BLACKLICK WOODS MEDICAL CENTER LLC

[Signature Page to Senior Secured Super-Priority Debtor-in-Possession Credit Agreement]

BRIAR FOREST-ELDRIDGE MEDICAL CENTER LLC
BROAD WAGONER MEDICAL CENTER LLC
BRUSHY CREEK MEDICAL CENTER LLC
CAMELBACK 83RD MEDICAL CENTER LLC
CEDAR PARK LAKELINE MEDICAL CENTER LLC
CENTENNIAL MEDICAL CENTER LLC
CENTER STREET DP MEDICAL CENTER LLC
CHANDLER GERMANN MEDICAL CENTER LLC
CHANDLER HEIGHTS MEDICAL CENTER LLC
CINCO RANCH MEDICAL CENTER LLC
COLONIAL LAKES MEDICAL CENTER LLC
COLORADO GENERAL HOSPITAL LLC
CONROE MEDICAL CENTER LLC
CONVERSE MEDICAL CENTER LLC
COPPERWOOD MEDICAL CENTER LLC
CREEKSIDE FOREST MEDICAL CENTER LLC
CULEBRA-TEZEL MEDICAL CENTER LLC
DE ZAVALA MEDICAL CENTER LLC
DUBLIN MEDICAL CENTER LLC
EAGLES NEST MEDICAL CENTER LLC
EAST MESA MEDICAL CENTER LLC
EAST PFLUGERVILLE MEDICAL CENTER LLC
EAST RIVERSIDE MEDICAL CENTER LLC
ECC MANAGEMENT, LLC
FCER MANAGEMENT, LLC
FIRST CHOICE ER, LLC
FIRST TEXAS HOSPITAL CY-FAIR LLC
FOUR POINTS MEDICAL CENTER LLC
FRIENDSWOOD MEDICAL CENTER LLC
FTH HOUSTON PARTNERS LLC
GARLAND CENTERVILLE MEDICAL CENTER LLC
GILBERT MEDICAL CENTER LLC
GLEANNLOCH FARMS MEDICAL CENTER LLC
GLENDALE MEDICAL CENTER LLC
GOODYEAR MEDICAL CENTER LLC
GREENVILLE STACY MEDICAL CENTER LLC
GUADALUPE RIVER MEDICAL CENTER LLC
HAMPDEN TOWER MEDICAL CENTER LLC
HELOTES MEDICAL CENTER LLC
HILLIARD MEDICAL CENTER LLC
HOUSTON 9520 JONES MEDICAL CENTER LLC
HOUSTON FM 1960 MEDICAL CENTER LLC
KATY ER CENTER LLC

[Signature Page to Senior Secured Super-Priority Debtor-in-Possession Credit Agreement]

KELLER MEDICAL CENTER LLC
KINGWOOD MEDICAL CENTER LLC
KUYKENDAHL MEDICAL CENTER LLC
LA PORTE MEDICAL CENTER LLC
LAKEWOOD FOREST MEDICAL CENTER LLC
LEAGUE CITY MEDICAL CENTER LLC
LEGACY TRAILS MEDICAL CENTER LLC
LEWIS CENTER MEDICAL CENTER LLC
LITCHFIELD PARK MEDICAL CENTER LLC
LOUETTA MEDICAL CENTER LLC
MARRERO MEDICAL CENTER LLC
MEADOWBROOK HEIGHTS MEDICAL CENTER LLC
MEDICAL CENTER OF CROSBY LYNCHBURG LLC
MEDICAL CENTER OF SPRING RAYFORD RICHARDS LLC
MESA TIERRA MEDICAL CENTER LLC
MIDLOTHIAN MEDICAL CENTER LLC
MOUNTAIN PARK RANCH MEDICAL CENTER LLC
NATIONAL MEDICAL PROFESSIONALS OF ARIZONA LLC
NATIONAL MEDICAL PROFESSIONALS OF OHIO LLC
NEW ORLEANS EAST MEDICAL CENTER LLC
NORTHWEST HARRIS COUNTY MEDICAL CENTER LLC
OHIO GENERAL ER LLC
OHIO GENERAL HOSPITAL LLC
OPFREE LICENSING LP
OPFREE RE INVESTMENTS, LTD.
OPFREE, LLC
PEARLAND 518 MEDICAL CENTER LLC
PEARLAND PARKWAY MEDICAL CENTER LLC
PEARLAND SUNRISE MEDICAL CENTER LLC
PFLUGERVILLE MEDICAL CENTER LLC
POTRANCO MEDICAL CENTER LLC
PROVINCES MEDICAL CENTER LLC
QUEEN CREEK MEDICAL CENTER LLC
ROSENBERG MEDICAL CENTER LLC
ROY RICHARD MEDICAL CENTER LLC
SAN ANTONIO NACOGDOCHES MEDICAL CENTER LLC
SAN TAN VALLEY MEDICAL CENTER LLC
SEGUIN FOSTER MEDICAL CENTER LLC
SIENNA PLANTATION MEDICAL CENTER LLC
SOUTH BEND MEDICAL CENTER LLC
SOUTH CARRIER MEDICAL CENTER LLC

[Signature Page to Senior Secured Super-Priority Debtor-in-Possession Credit Agreement]

SOUTH GREEN OAKS MEDICAL CENTER LLC
SPANISH OAKS MEDICAL CENTER LLC
SPRING 2920 MEDICAL CENTER LLC
SPRING GREEN MEDICAL CENTER LLC
SSH MEDICAL CENTER LLC
STERLING RIDGE MEDICAL CENTER II LLC
STERLING RIDGE MEDICAL CENTER LLC
SUMMERWOOD MEDICAL CENTER LLC
SURPRISE MEDICAL CENTER LLC
SW CHANDLER MEDICAL CENTER LLC
SYCAMORE SCHOOL MEDICAL CENTER LLC
TEMPE MCCLINTOCK BASELINE MEDICAL CENTER LLC
TEMPE RURAL-BASELINE MEDICAL CENTER LLC
TEXAS REGIONAL HOSPITAL LLC
VICTORY LAKES MEDICAL CENTER LLC
WADSWORTH-BELLEVIEW MEDICAL CENTER LLC
WATERSIDE MEDICAL CENTER LLC
WHITE SETTLEMENT MEDICAL CENTER LLC
WILDERNESS-HARDY OAK MEDICAL CENTER LLC
WILLIAM CANNON MEDICAL CENTER LLC

ADMINISTRATIVE AGENT:	DEERFIELD MANAGEMENT COMPANY, L.P.,
as Administrative Agent

By: Flynn Management, LLC, its General Partner

	By:	/s/ David Clark
	Name:	David Clark
	Title:	Authorized Signatory

[Signature Page to Senior Secured Super-Priority Debtor-in-Possession Credit Agreement]

LENDERS:	DEERFIELD PRIVATE DESIGN FUND IV, L.P.

By: Deerfield Mgmt IV, L.P., its General Partner
By: J.E. Flynn Capital IV, LLC, its General Partner

	By:	/s/ David Clark
	Name:	David Clark
	Title:	Authorized Signatory

DEERFIELD PARTNERS, L.P.

By: Deerfield Mgmt, L.P., its General Partner
By: J.E. Flynn Capital, LLC, its General Partner

By:	/s/ David Clark
Name:	David Clark
Title:	Authorized Signatory

DEERFIELD INTERNATIONAL MASTER FUND, L.P.

By: Deerfield Mgmt, L.P., its General Partner
By: J.E. Flynn Capital, LLC, its General Partner

By:	/s/ David Clark
Name:	David Clark
Title:	Authorized Signatory

[Signature Page to Senior Secured Super-Priority Debtor-in-Possession Credit Agreement]